Exhibit 10.4

CONFIDENTIAL

SALE AND PURCHASE AGREEMENT

by and among

FIVE POINTS CAPITAL, INC.,

THE SELLERS PARTY HERETO,

DAVID G. TOWNSEND

(SOLELY IN HIS CAPACITY AS A SELLER REPRESENTATIVE),

P10 INTERMEDIATE HOLDINGS LLC,

and

P10 HOLDINGS, INC.

(SOLELY FOR PURPOSES OF SECTION 11.12)

Dated as of January 16, 2020

(i)

SECTION 6 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		39
6.1.	Capacity	39
6.2.	No Conflict or Violation	39
6.3.	Consents and Approvals	40
6.4.	Title; Etc	40
6.5.	Litigation	40
6.6.	No Brokers	40
6.7.	Exclusivity of Representations	40

SECTION 7 REPRESENTATIONS AND WARRANTIES OF THE BUYER		41
7.1.	Organization	41
7.2.	Authorization and Validity of Agreement	41
7.3.	No Conflict or Violation	42
7.4.	Consents and Approvals	43
7.5.	Capitalization	43
7.6.	Financial Statements	44
7.7.	Absence of Certain Changes or Events	44
7.8.	Absence of Undisclosed Liabilities	44
7.9.	Compliance with Law	45
7.10.	Litigation	45
7.11.	No Brokers	46
7.12.	Exclusivity of Representations	46

SECTION 8 COVENANTS OF THE SELLERS AND THE COMPANY		46
8.1.	Conduct of Business Before the Closing Date	46
8.2.	Consents and Approvals	48
8.3.	Access to Properties and Records	49
8.4.	Advisory Clients; Required Investor Consent	49
8.5.	Negotiations	50
8.6.	Efforts	50
8.7.	Employment Agreements	50
8.8.	Restrictive Covenants	51
8.9.	Termination of Certain Employees	53
8.10.	Employee Matters	53

SECTION 9 COVENANTS OF THE BUYER		54
9.1.	Actions Before Closing Date	54
9.2.	Consents and Approvals	54
9.3.	Employee Matters	55
9.4.	Capital Contributions and Carried Interest; Fund Administration	57
9.5.	R&W Policy	57
9.6.	Release	57
9.7.	Post-Closing Plan Payments	58

(ii)

SECTION 10 TAXES		58
10.1.	Transfer Taxes	58
10.2.	Tax Matters	59

SECTION 11 INDEMNIFICATION		60
11.1.	Survival	60
11.2.	Indemnification from the Indemnity Escrow Account and the R&W Policy	61
11.3.	Indemnification by the Sellers	61
11.4.	Indemnification by the Buyer	61
11.5.	Limitations and Other Terms	62
11.6.	Procedures for Indemnification	63
11.7.	[Intentionally Omitted]	64
11.8.	Exclusive Remedy	64
11.9.	Indemnification Payments; Escrow Release	65
11.10.	Purchase Price Adjustment	66
11.11.	Post-Closing Termination of Certain Employee(s)	66
11.12.	Guarantee	66

SECTION 12 CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS AND THE COMPANY		67
12.1.	Representations and Warranties of the Buyer	67
12.2.	Performance of the Obligations of the Buyer	67
12.3.	Consents and Approvals	67
12.4.	No Violation of Orders	67
12.5.	Escrow Agreement	67
12.6.	Closing Certificate	67
12.7.	Amended and Restated LLC Agreement	67
12.8.	No Guarantor Material Adverse Effect	68

SECTION 13 CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER		68
13.1.	Representations and Warranties of the Company and the Sellers	68
13.2.	Performance of the Obligations of the Sellers and the Company	68
13.3.	Consents and Approvals	68
13.4.	No Violation of Orders	68
13.5.	No Company Material Adverse Effect	68
13.6.	Payoff of Indebtedness	69
13.7.	Escrow Agreement	69
13.8.	FIRPTA Affidavit	69
13.9.	Closing Certificate	69
13.10.	Termination of Certain Employees	69
13.11.	Resignations	69
13.12.	Amended and Restated Bylaws	69

SECTION 14 TERMINATION		69
14.1.	Conditions of Termination	69
14.2.	Effect of Termination	70

(iii)

SECTION 15 MISCELLANEOUS		71
15.1.	Successors and Assigns	71
15.2.	Governing Law, Jurisdiction; Forum	71
15.3.	Expenses	71
15.4.	Severability	71
15.5.	Notices	71
15.6.	Amendments; Waivers	72
15.7.	Public Announcements and Confidentiality	73
15.8.	Confidential Information	73
15.9.	Entire Agreement	73
15.10.	Parties in Interest	73
15.11.	Scheduled Disclosures	74
15.12.	Section and Paragraph Headings	74
15.13.	Counterparts	74
15.14.	Authorization of Seller Representative	74
15.15.	Non-Recourse	77
15.16.	Specific Enforcement	77
15.17.	Conflicts; Privileges	77

(iv)

INDEX TO EXHIBITS
Exhibit A	Persons Executing Employment Agreements

Exhibit B	Supplemental Transaction Agreement

Exhibit C	Side Letter Re: Management Fees (Sellers)

Exhibit D	Side Letter Re: Management Fees (Partners)

Exhibit E	Equityholders Agreement

Exhibit F	Form of Amended and Restated LLC Agreement

Exhibit G	Form of Escrow Agreement

Exhibit H	Illustration of Net Working Capital

Exhibit I	Seller Percentages

Exhibit J	Form of Written Notice to each FP Fund and Investor in each FP Fund

Exhibit K	Consents and Approvals

Exhibit L	Form of Amended and Restated Bylaws of the Company

(v)

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT, dated as of January 16, 2020 (this “Agreement”), by and among Five Points Capital, Inc., a North Carolina S corporation (the “Company”), David G. Townsend, Trustee of the David G. Townsend Revocable Living Trust Agreement Dated 9-9-2004, Martin P. Gilmore, Trustee of the Martin Paul Gilmore 2008 Revocable Trust dated March 17, 2008, Thomas H. Westbrook and Christopher N. Jones (collectively, the “Sellers”), David G. Townsend (in his capacity as the Seller Representative), P10 Intermediate Holdings LLC, a Delaware limited liability company (the “Buyer”), and P10 Holdings, Inc., a Delaware corporation (the “Guarantor”), solely for purposes of Section 11.12. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Section 1.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing Investment Management Services (as defined below);

WHEREAS, the Sellers collectively own all of the issued and outstanding stock of the Company (the “Company Shares”);

WHEREAS, the Buyer desires to purchase the Company Shares from the Sellers, and the Sellers desire to sell the Company Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously herewith, each of the individuals set forth on Exhibit A is executing and delivering an employment agreement (each, an “Employment Agreement”) to be effective at (and subject to the occurrence of) the Closing;

WHEREAS, simultaneously herewith, the Buyer, the Guarantor, each signatory identified as a “Partner” therein and each signatory identified as a “Managing Partner” therein are executing and delivering the Supplemental Transaction Agreement in the form attached hereto as Exhibit B (the “Supplemental Transaction Agreement”);

WHEREAS, simultaneously herewith, the Buyer, the Company, the Sellers and each signatory identified as a “GP Entity” therein are executing and delivering the side letter in the form attached hereto as Exhibit C (the “Side Letter (Sellers)”) to be effective at (and subject to the occurrence of) the Closing; and

WHEREAS, simultaneously herewith, the Buyer, the Company, Jonathan B. Blanco, S. Whitfield Edwards, Scott L. Snow and Marshall C. White are executing and delivering the side letter in the form attached hereto as Exhibit D (the “Side Letter (Partners)”) to be effective at (and subject to the occurrence of) the Closing; and

WHEREAS, simultaneously herewith, the Buyer Principals, 210/P10 Acquisition Partners, LLC, a Texas limited liability company, Keystone Capital XXX, LLC, a Delaware limited liability company, the Sellers, the Guarantor and the Buyer are executing and delivering the Equityholders Agreement in the form attached hereto as Exhibit E (the “Equityholders Agreement”) to be effective at (and subject to the occurrence of) the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1

DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.2(c).

“Accounting Firm Report” has the meaning set forth in Section 3.2(c).

“Action” has the meaning set forth in Section 5.16.

“Adjustment Escrow Account” has the meaning set forth in Section 3.1(f).

“Adjustment Escrow Amount” shall mean $250,000.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Advisory Client” has the meaning set forth in Section 5.24(a).

“Affiliate Contract” shall mean any contract between or among (i) any Seller or any Affiliate or immediate family member of any Seller, on the one hand, and (ii) the Company, a GP Entity or an FP Fund or otherwise in respect of the Business, on the other hand, other than this Agreement, the Organizational Documents or any limited partnership agreement or limited liability company agreement (or equivalent) of any GP Entity, FP Fund or the Company.

“Affiliates” shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified, provided, that, the FP Funds shall not be deemed to be “Affiliates” of the Company or any Seller.

“Agreement” has the meaning set forth in the Preamble hereto.

“AIFM Law” shall mean the EU Alternative Investment Fund Managers Directive (2011/61/EU) together with any laws, decrees or regulations implementing such directive in any applicable European Union member state.

“Amended and Restated LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Buyer in substantially the form attached hereto as Exhibit F, together with any additional changes as may be required to reflect a Qualified Issuance.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements, the Supplemental Transaction Agreement, the Side Letter (Sellers), the Side Letter (Partners), the Equityholders Agreement and any other agreement, document, instrument or certificate contemplated by this Agreement to be executed by any of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Applicable Law” shall mean all provisions that apply to a Person or its property of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, approvals or orders of a Governmental Entity (including the SEC and the SBA) having jurisdiction over the Person, (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with a Governmental Entity (including the SEC and the SBA) having jurisdiction over the Person, and (iii) Applicable Securities Laws.

“Applicable Securities Laws” shall mean the AIFM Law, the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state blue sky laws and securities regulations and other Applicable Laws relating to securities or investment advisers, whether foreign or domestic.

“Base Consideration” has the meaning set forth in Section 3.1(a).

“Business” shall mean the business conducted by the Company as of the date hereof.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized to close.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.10.

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Section 7.1, Section 7.2 and Section 7.5 and Section 7.11.

“Buyer Group” shall mean the Buyer, any direct or indirect parent of the Buyer and any Subsidiary of the Buyer or of any direct or indirect parent of the Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Buyer Investor” has the meaning set forth in Section 8.8(d)(iv).

“Buyer Organizational Documents” has the meaning set forth in Section 7.1(a).

“Buyer Principals” means Thomas P. Danis, Jr. as Trustee of the Thomas P. Danis, Jr. Revocable Living Trust dated March 10, 2003, as amended, Jeff P. Gehl as Trustee of the Jeff P. Gehl Living Trust dated January 25, 2011, Charles K. Huebner as Trustee of the Charles K. Huebner Trust dated January 16, 2001, Souder Family LLC, a Delaware limited liability company, Jon I. Madorsky as Trustee of the Jon I. Madorsky Revocable Trust dated December 1, 2008, David McCoy, Alexander Abell, Michael Feinglass, Andrew Nelson and Nell Blatherwick.

“Carried Interest” shall mean any performance fee, performance allocation, carried interest, promote, special profits interest or other performance-based compensation (or priority allocation), but excluding any management fees and any such amounts that are paid in lieu of management fees in connection with any “cashless contribution” or “fee conversion” strategy or otherwise.

“Cash” shall mean, as of the Reference Time, all cash and cash equivalents held by the Company or any of its Subsidiaries at such time and marketable securities, in each case determined in accordance with GAAP. For the avoidance of doubt, and in a manner consistent with GAAP, Cash shall (i) be calculated net of issued but uncleared checks and drafts, to the extent such checks have not cleared as of the Reference Time, (ii) include checks and drafts deposited for the account of the Company, and (iii) be calculated net of Restricted Cash.

“CEA” shall mean the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Claim” has the meaning set forth in Section 15.14(a)(vi).

“Closing” has the meaning set forth in Section 4.

“Closing Date” has the meaning set forth in Section 4.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Preamble hereto.

“Company Equity Rights” has the meaning set forth in Section 5.6(b).

“Company Financial Statements” has the meaning set forth in Section 5.7.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.5, Section 5.6 and Section 5.28.

“Company IP” has the meaning set forth in Section 5.13(c).

“Company Material Adverse Effect” shall mean any effect, change, circumstance, event, development, occurrence or condition that, individually or taken together with any other effect, change, circumstance, event, development, occurrence or condition, has had or would be reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any effect, change, circumstance, event, development, occurrence or condition to the extent resulting from, relating to or arising out of any of the following shall be disregarded: (i) general United States or international economic conditions or conditions generally affecting the industry in which the Company operates; (ii) any change in the credit, debt, financial, banking, securities, currency or capital markets in general (whether in the United States or any other country or in any international market) or in interest or exchange rates (including any disruption thereof and any decline in the price of any security or any market index); (iii) national disaster, national or international political or social conditions, including but not limited to the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or natural or man-made disaster or acts of God; (iv) changes in Applicable Laws and/or Investment Laws and Regulations, GAAP or accounting rules; (v) any failure by the Company to meet any projections, forecasts or estimates of revenue or earnings or (vi) the identity of the Buyer or its Affiliates or the announcement of the execution of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the Buyer’s disclosure of its plans or intentions with respect to the conduct of the business of the Company after the Closing (including, in each case, the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, vendors, partners, employees or Governmental Entities) (as distinguished from any event that caused such failure); provided, further, that, with respect to clauses (i) to (vi), the impact of such effect, change, circumstance, event, development, occurrence or condition is not disproportionately adverse to the Company, taken as a whole, as compared to other similarly situated companies engaged in the same business as the Company.

“Company Pension Plan” means the Five Points Capital, Inc. Pension Plan.

“Company Profit Sharing Plans” means the Five Points Capital, Inc. 401(k) Profit Sharing Plan and the Five Points Capital, Inc. 401(k) Profit Sharing Plan #2.

“Company Shares” shall have the meaning set forth in the Recitals hereto.

“Competitive Activity” has the meaning set forth in Section 8.8(b)(ii).

“Competitive Enterprise” has the meaning set forth in Section 8.8(b)(iii).

“Confidential Information” has the meaning set forth in Section 15.8(a).

“Confidentiality Agreement” has the meaning set forth in Section 14.2.

“Consent” has the meaning set forth in Section 5.4.

“Continuing Employee” has the meaning set forth in Section 9.3(a).

“Disputed Item” has the meaning set forth in Section 3.2(c).

“Employment Agreement” has the meaning set forth in the Recitals hereto.

“Environmental Laws” has the meaning set forth in Section 5.22.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations of the Department of Labor promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.18(c).

“Escrow Agent” shall mean Citibank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement among the Escrow Agent, Seller Representative and the Buyer substantially in the form of Exhibit G hereto.

“Escrow Expiration Date” has the meaning set forth in Section 11.5(d).

“Estimated Cash” has the meaning set forth in Section 3.1(b).

“Estimated Closing Amount” has the meaning set forth in Section 3.1(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.1(b).

“Estimated Indebtedness” has the meaning set forth in Section 3.1(b).

“Estimated Net Working Capital” has the meaning set forth in Section 3.1(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Cash” has the meaning set forth in Section 3.2(b).

“Final Closing Amount” has the meaning set forth in Section 3.2(a).

“Final Indebtedness” has the meaning set forth in Section 3.2(b).

“Final Net Working Capital” has the meaning set forth in Section 3.2(b).

“Final Transaction Expenses” has the meaning set forth in Section 3.2(b).

“FP Fund” shall mean any pooled investment vehicle for which the Company, directly or indirectly, provides Investment Management Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle, but excluding any “separate account clients”).

“FP Fund Consent” has the meaning set forth in Section 8.4(a).

“FP Fund Financial Statement” has the meaning set forth in Section 5.27(f).

“FP Organization” has the meaning set forth in Section 5.31.

“Fraud” means actual or intentional fraud with respect to the making of a representation or warranty by a party in this Agreement. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” shall mean the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” shall mean any federal, state or local governmental, regulatory or other public body, agency, commission, department, branch, division, subdivision, bureau, audit group, procuring office or authority (including self-regulatory organizations), court, tribunal, domestic or foreign, including the employees or agents thereof.

“GP Entities” shall mean each Person that is the general partner or managing member (or equivalent) of any FP Fund, including but not limited to Reynolda Capital Management Company, LLC, Winston Mezzanine Partners, LLC, Pinewood Advisors, LLC, Five Points Mezzanine Advisors III, LLC, Five Points Management III, LLC, Forsyth Equity Advisors, LLC, Five Points Advisors III, LP, Five Points Equity Advisors IV, LLC, Five Points Management IV, LLC and Five Points Advisors IV, LP.

“Guarantor” has the meaning set forth in the Preamble.

“Guarantor Equity Rights” has the meaning set forth in Section 7.5(b).

“Guarantor Financial Statements” has the meaning set forth in Section 7.6.

“Guarantor Interim Balance Sheet” has the meaning set forth in Section 7.6.

“Guarantor Material Adverse Effect” shall mean any effect, change, circumstance, event, development, occurrence or condition that, individually or taken together with any other effect, change, circumstance, event, development, occurrence or condition, has had or would be reasonably likely to have a material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Guarantor or any of its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Guarantor Material Adverse Effect, any effect, change, circumstance, event, development, occurrence or condition to the extent resulting from, relating to or arising out of any of the following shall be disregarded: (i) general United States or international economic conditions or conditions generally affecting the industry in which the Guarantor operates; (ii) any change in the credit, debt, financial, banking, securities, currency or capital markets in general (whether in the United States or any other country or in any international market) or in interest or exchange rates (including any disruption thereof and any decline in the price of any security or any market index); (iii) national disaster, national or international political or social conditions, including but not limited to the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or natural or man-made disaster or acts of God; (iv) changes in Applicable Laws and/or Investment Laws and Regulations,

GAAP or accounting rules; or (v) any failure by the Guarantor or any of its Subsidiaries to meet any projections, forecasts or estimates of revenue or earnings (as distinguished from any event that caused such failure); provided, further, that, with respect to clauses (i) to (v), the impact of such effect, change, circumstance, event, development, occurrence or condition is not disproportionately adverse to the Guarantor or any of its Subsidiaries, taken as a whole, as compared to other similarly situated companies engaged in the same business as the Guarantor or (b) the ability of the Guarantor or the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

“Guarantor Organizational Documents” has the meaning set forth in Section 7.1(b).

“Indebtedness” shall mean, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, make whole premiums, breakage costs or premiums, prepayment penalties of similar fees, costs and charges payable as a result of the full repayment thereof or the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) the redemption value of or value of payments required to terminate, as applicable, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any such Person, whether periodically or upon the happening of a contingency, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person, (v) all obligations under any leases required to be capitalized in accordance with GAAP, (vi) all indebtedness secured by any Lien on any property or asset owned or held by any such Person, (vii) all earn-out payments, installment payments or other payments of deferred or contingent purchase price relating to any acquisition of the assets or securities of any Person, (viii) all accrued and unpaid expenses with respect to the Company Pension Plan or the Company Profit Sharing Plans, in each case, for the fiscal year ended December 31, 2019, (ix) any underfunded liabilities under the Company Pension Plan, and (x) all obligations of others referred to in the foregoing clauses (i) through (ix) guaranteed directly or indirectly in any manner by such Person. Notwithstanding the foregoing, “Indebtedness” shall not include any (x) undrawn letters of credit, or (y) amounts included as Transaction Expenses or any Taxes or any amounts included in the calculation of Net Working Capital.

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnified Taxes” shall mean (i) any Taxes of the Company (or any other entity in which the Company directly or indirectly holds any interest that is classified as equity for U.S. federal income tax purposes) with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, determined in accordance with Section 10.2(c), (ii) Transfer Taxes for which the Seller is responsible under this Agreement, (iii) any costs and expenses of Buyer related to the determination of the liability for or of the amount of any Indemnified Taxes (including in any proceeding with a Taxing Authority or with Sellers) or to the collection from any Seller of any Indemnified Taxes, and (iv) the unpaid Taxes of any Person imposed on the Company (or any other entity in which the Company directly or indirectly holds any interest that is classified as equity for U.S. federal income tax purposes) under applicable Law as a transferee or successor, or by contract the principal subject of which is Taxes, which Taxes relate to an event or transaction occurring before the Closing; provided, that any Taxes that were specifically taken into account as Indebtedness or a liability in the calculation of the Net Working Capital or as Transaction Expenses, in each case in a manner and solely to the extent that such Taxes actually reduced the Final Closing Amount, shall not be Indemnified Taxes.

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Indemnity Escrow Account” has the meaning set forth in Section 3.1(e).

“Indemnity Escrow Amount” shall mean an amount equal to $302,500.

“Intellectual Property” shall mean all administrative and legal rights relating to the following owned, used or held for use in the Business anywhere in the world: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how (including with respect to investment processes), software, proprietary models, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing, (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith, (f) all databases and data collections and all rights therein throughout the world, (g) all moral and economic rights of authors and inventors, however denominated, throughout the world, (h) all Internet addresses, sites and domain names and numbers and (i) the Listed Intellectual Property.

“Interim Balance Sheet” has the meaning set forth in Section 5.7.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Investment Contract” shall mean any contract, agreement, instrument or understanding, whether oral or written, relating to the rendering of Investment Management Services to any Person by the Company including, for the avoidance of doubt, (i) the limited partnership agreement or limited liability company agreement (or equivalent) of any FP Fund and (ii) any side letter with any investor in any FP Fund, but excluding any Portfolio Contract and any subscription agreement entered into between an FP Fund and any investor in an FP Fund.

“Investment Laws and Regulations” has the meaning set forth in Section 5.15(a).

“Investment Management Services” shall mean investment management or investment advisory services, including sub-advisory services, administrative services, underwriting, distribution or marketing services or any other services related to the provision of investment management or investment advisory services including any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, (i) in the case of the Company, the actual knowledge, after reasonable inquiry, of any Seller, and (ii) in the case of the Buyer or the Guarantor, the actual knowledge, after reasonable inquiry, of Robert H. Alpert, C. Clark Webb, William F. Souder, Jr. and Jeff Gehl.

“Lease” has the meaning set forth in Section 5.11(a).

“Leased Real Property” has the meaning set forth in Section 5.11(a).

“Licenses and Permits” has the meaning set forth in Section 5.14.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, easement, right of first refusal, adverse claim, conditional sale agreement, claim, charge, limitation or restriction, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Listed Intellectual Property” has the meaning set forth in Section 5.13(a).

“Losses” shall mean any liability, damage, Tax, diminution of value, claim, interest, loss, fine, penalty, cost, expense, judgment, settlement, award, interest or expenses, including reasonable fees and expenses of counsel and reasonable expenses of investigation, preparing or defending the foregoing.

“Material Contract” has the meaning set forth in Section 5.17(b).

“Net Working Capital” shall mean an amount equal to (i) the current assets of the Company (excluding assets included in the determination of Cash) minus (ii) the current liabilities of the Company (excluding liabilities included in the determination of Cash, Indebtedness and Transaction Expenses), in each case as of the Reference Time, as determined in accordance with GAAP. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Exhibit H.

“Organizational Documents” has the meaning set forth in Section 5.1.

“Outside Date” has the meaning set forth in Section 14.1(e).

“P10 Entity” has the meaning set forth in Section 8.8(b).

“Payoff Letters” has the meaning set forth in Section 13.6.

“Performance Records” has the meaning set forth in Section 5.12(b).

“Permitted Liens” shall mean (a) Liens for utilities, current Taxes or assessments or other governmental charges not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and, for which adequate reserves (in accordance with GAAP) have been established, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (d) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (e) Liens arising under protective filings, (f) Liens in favor of a banking institution arising as a matter of Applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry, (g) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (h) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, (i) public roads and highways, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements, (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (l) Liens on the ownership or transfer of securities arising under applicable Law.

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plans” has the meaning set forth in Section 5.18(a).

“Portfolio Contract” shall mean any contract, agreement or instrument relating to any investment by any Advisory Client, to which the Company is not a party.

“Post-Closing Adjustment Amount” means an amount equal to (a) the Final Closing Amount minus (b) the Estimated Closing Amount.

“Pre-Closing Tax Period” means any taxable period ending at or before the close of the Closing Date.

“Principles” shall mean GAAP applied on a consistent basis consistent with the preparation of the Company Financial Statements as set forth on Exhibit H; provided, that in the event of a conflict between GAAP and Exhibit H, Exhibit H shall prevail. Without limiting the foregoing, all determinations made hereunder in accordance with the Principles as of the Reference Time shall be made without taking into account the transactions contemplated by this Agreement. Attached as Exhibit H is a spreadsheet illustrating the calculation of Net Working Capital based on the Principles.

“Qualified Issuance” means any issuance of equity interests by the Buyer in a public or private offering that is either (a) issued as consideration in respect to an acquisition or (b) the proceeds of which will be used, in whole or in part, to fund an acquisition; provided that such equity interests shall either be (x) common units issued for not less than $3.00 per common unit or (y) equity interests initially convertible into common units on a one-to-one basis and issued for not less than $3.00 per equity interest.

“Reference Time” shall mean 11:59 p.m. New York City time on the day before the Closing Date.

“Regulatory Agency” has the meaning set forth in Section 5.29.

“Related Client” shall mean any Advisory Client or investor in any FP Fund that is (a) the Company or a Seller, (b) a director, officer, shareholder, owner or employee of the Company or a member of the immediate family of any such director, officer, shareholder, owner or employee, or (c) a trust or collective investment vehicle in which the Company is a holder of a beneficial interest.

“Related Party” shall mean, with respect to any specified Person, (a) any Affiliate of such specified Person, (b) any Person who is a director, officer, general partner, managing member, employee, equityholder or in a similar capacity of such specified Person or any of its Affiliates and (c) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Restricted Cash” means all Cash that is not freely useable and available to the Company because it is subject to restrictions, limitations or Taxes on use or distribution either by contract or for regulatory or legal purposes.

“Restricted Period” has the meaning set forth in Section 8.8(b).

“Restrictive Covenants” has the meaning set forth in Section 8.8(a).

“Retained Employee” has the meaning set forth in Section 8.7.

“Retained Indemnity Escrow Amount” has the meaning set forth in Section 11.9(b).

“R&W Insurer” shall mean AIG Specialty Insurance Company.

“R&W Policy” shall mean that certain buyer-side representations and warranties insurance policy issued by the R&W Insurer to the Buyer with respect to the representations and warranties of the Company and the representations and warranties of the Sellers (other than the Seller Fundamental Representations) made in this Agreement and the other Ancillary Agreements.

“SBA” shall mean the Small Business Administration.

“SBIC” has the meaning set forth in Section 5.27(l).

“SBIC Act” shall mean the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Consent” has the meaning set forth in Section 6.3.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 6.1, Section 6.4 and Section 6.6.

“Seller Percentage” shall mean, with respect to each Seller, the percentage set forth on Exhibit I hereto.

“Seller Released Claim” has the meaning set forth in Section 9.6(a).

“Seller Released Person” has the meaning set forth in Section 9.6(a).

“Seller Releasing Person” has the meaning set forth in Section 9.6(a).

“Seller Representative” shall mean (i) as of the date hereof, David G. Townsend and (ii) if, at any time following the date hereof, any Person replaces David G. Townsend as the representative of the Sellers hereunder in accordance with the terms of this Agreement, such Person.

“Sellers” has the meaning set forth in the Preamble hereto.

“Series A Preferred Units” means the Series A Preferred Units representing limited liability company interests in the Buyer and having the rights and privileges as set forth in the Amended and Restated LLC Agreement.

“Side Letter (Partners)” has the meaning set forth in the Recitals hereto.

“Side Letter (Sellers)” has the meaning set forth in the Recitals hereto.

“SRO” has the meaning set forth in Section 5.29.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which (i) more than fifty percent (50%) of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) such first Person or its Subsidiary is a general partner or managing member; provided, that the FP Funds shall not be deemed to be Subsidiaries of the Company.

“Supplemental Transaction Agreement” has the meaning set forth in the Recitals hereto.

“Target Working Capital” means $0.

“Tax” or “Taxes” shall mean (a) any taxes, fees, and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), stamp, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, or other similar charge, including any interest, penalty, or addition thereto, whether disputed or not, (b) all liabilities for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto); and (c) all liabilities for the payment of any amounts described in clause (a) or clause (b) as a result of being a transferee or successor to any Person, by contract or by Applicable Law.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxing Authority” shall mean the IRS or any Governmental Entity responsible for the imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 11.6(b).

“Transaction Expenses” shall mean (i) all fees and expenses payable to the legal, financial and other advisors and accountants of the Company, in each case to the extent unpaid as of the Closing, (ii) to the extent payable by the Company or any Person that the Company is legally obligated to pay or reimburse, any transaction bonus, discretionary bonus, retention, “stay put” or other similar compensatory payments, or severance, change in control, termination or similar amounts, payable to any current or former employee, manager, consultant or other service provider of the Company as a result of the transactions contemplated by this Agreement, including the employer portion of any employment or payroll Taxes payable with respect thereto (any of the payments described in this clause (ii) that are triggered by a termination of employment by the Company after the Closing shall not be a Transaction Expense), (iii) to the extent payable by the Company or any Person that the Company is legally obligated to pay or reimburse, any severance, termination or similar amounts payable to the individuals set forth on Schedule 8.9, including the employer portion of any employment or payroll Taxes payable with respect thereto, (iv) the cost of the insurance policy contemplated by Section 9.3(c) and (v) all costs, fees and expenses incurred by the Company or any of its Subsidiaries in connection with each consent sought pursuant to Section 8.2 and Section 8.4. Notwithstanding the foregoing, Transaction Expenses shall not include any amount paid by the Company on the Closing Date in respect of Estimated Transaction Expenses under Section 3.1(h).

“Transaction Expenses Wire Instructions” has the meaning set forth in Section 13.6.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Undisputed Item” has the meaning set forth in Section 3.2(c).

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could reasonably be expected to constitute a breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the conditions set forth in Section 12 or Section 13, as applicable, to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 4.

(b) Interpretation.

(i) The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by the words “without limitation.”

(ii) References to $ will be references to United States Dollars.

(iii) A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(iv) Except as otherwise specifically indicated herein, each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(v) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(vi) The parties hereto are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(vii) Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, or (b) actually delivered or provided to Buyer or any of its Representatives, in each case, at least two (2) days prior to the date hereof or the Closing, as applicable.

SECTION 2

PURCHASE AND SALE OF COMPANY SHARES.

2.1. Purchase and Sale. Subject to the terms and conditions herein set forth, each Seller shall sell, convey, transfer, assign and deliver the Company Shares held by such Seller to the Buyer, and the Buyer shall purchase and accept such Company Shares from such Seller, at the Closing, in each case, free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law).

2.2. Withholding Rights. The Buyer shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts of Tax as it is required to deduct and withhold with respect to the making of such payment to such Person. All amounts that are deducted or withheld by the Buyer and paid over to or deposited with the relevant Taxing Authority by the Buyer shall be treated for all purposes of this Agreement as having been paid to the Sellers. If Buyer determines any withholding is required with respect to any payment under this Agreement, Buyer shall use reasonable best efforts to notify the Seller Representative of any such withholding requirement at least ten (10) Business Days prior to the date such withholding is required to be made and to cooperate in good faith with the Sellers to seek to reduce the amount of, or eliminate the necessity for, such withholding (including by each Seller providing the Buyer with a validly executed IRS Form W-9).

SECTION 3

PURCHASE PRICE.

3.1. Closing Purchase Price.

(a) “Estimated Closing Amount” shall mean:

(i) Forty-Seven Million Dollars ($47,000,000) (the “Base Consideration”);

(ii) reduced by the amount, if any, by which Estimated Net Working Capital is less than the Target Working Capital,

(iii) increased by the amount, if any, by which Estimated Net Working Capital is greater than the Target Working Capital,

(iv) reduced by the Estimated Cash, if Estimated Cash is a negative number,

(v) increased by the Estimated Cash, if Estimated Cash is a positive number,

(vi) reduced by the amount of the Estimated Indebtedness, and

(vii) reduced by the Estimated Transaction Expenses.

(b) On or before the date which is two (2) days prior to the date on which the Closing is scheduled to occur, the Seller Representative shall prepare and deliver to the Buyer (i) a good faith estimate of the (A) Net Working Capital (“Estimated Net Working Capital”), (B) Cash (“Estimated Cash”), (C) Indebtedness (“Estimated Indebtedness”) and (D) Transaction Expenses (“Estimated Transaction Expenses”), in each case as of the Reference Time and determined in accordance with the Principles, and (ii) a balance sheet of the Company as of the Reference Time and prepared in accordance with the Principles, together with such additional schedules and data as may be appropriate to support the calculations of the items described in (A) through (D) of this Section 3.1(b)(i) and Section 3.1(b)(ii) (items (i)-(ii), collectively, the “Estimated Closing Statement”). Attached as Exhibit H is a spreadsheet illustrating the calculation of Net Working Capital as of October 31, 2019. For purposes of the Estimated Closing Statement and the determination of the Estimated Closing Amount, Estimated Net Working Capital shall be calculated in a manner consistent with the calculation of Net Working Capital set forth in Exhibit H. The calculation of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses shall not include or take into account any action taken or committed to by the Buyer or any of its Subsidiaries or any action taken or committed to by the Company following the Closing.

(c) Following the delivery of the Estimated Closing Statement to the Buyer, the Company shall provide the Buyer reasonable access at reasonable times to copies of the work papers and other books and records of the Company and its employees to the extent related to the preparation of the Estimated Closing Statement for purposes of assisting the Buyer in its review of the Estimated Closing Statement.

(d) On the Closing Date, the Buyer shall pay, or cause to be paid, to each Seller, an amount of cash, by wire transfer of immediately available funds, equal to such Seller’s Seller Percentage of: (A) the Estimated Closing Amount minus (B) the Indemnity Escrow Amount minus (C) the Adjustment Escrow Amount.

(e) On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Escrow Agent into an escrow account (the “Indemnity Escrow Account”) (i) cash in an amount equal to the Indemnity Escrow Amount. For U.S. federal, and all applicable state, income tax purposes, the parties agree to treat the Buyer as the owner of the cash held in the Indemnity Escrow Account.

(f) On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Escrow Agent into an escrow account (the “Adjustment Escrow Account”) cash in an amount equal to the Adjustment Escrow Amount.

(g) On the Closing Date, the Buyer shall pay, or cause to be paid, to each Person entitled thereto, an amount of cash, by wire transfer of immediately available funds, equal to the Estimated Indebtedness, in each case, as set forth in the Payoff Letters delivered pursuant to this Agreement.

(h) On the Closing Date, the Buyer shall pay, or cause to be paid, to each Person entitled thereto, an amount of cash, by wire transfer of immediately available funds, equal to Estimated Transaction Expenses, in each case, in accordance with the Transaction Expenses Wire Instructions delivered pursuant to this Agreement.

(i) On the Closing Date, the Buyer shall deliver to each Seller such Seller’s Seller Percentage of Six Million Seven Hundred Thousand (6,700,000) Series A Preferred Units.

3.2. Post-Closing Closing Payment Adjustments.

(a) “Final Closing Amount” shall mean:

(i) the Base Consideration,

(ii) reduced by the amount, if any, by which Final Net Working Capital is less than the Target Working Capital,

(iii) increased by the amount, if any, by which Final Net Working Capital is greater than the Target Working Capital,

(iv) reduced by the amount of Final Cash, if Final Cash is a negative number,

(v) increased by the amount of Final Cash, if Final Cash is a positive number,

(vi) reduced by the amount of the Final Indebtedness, and

(vii) reduced by the amount of Final Transaction Expenses.

(b) As promptly as practicable following the Closing, but in any event no later than forty-five (45) days after the date of the Closing, the Buyer shall prepare and deliver to the Seller Representative (i) a written report setting forth (A) Net Working Capital (“Final Net Working Capital”), (B) Cash (“Final Cash”), (C) Indebtedness (“Final Indebtedness”) and (D) Transaction Expenses (“Final Transaction Expenses”), in each case, as of the Reference Time and in accordance with the Principles, and (ii) a balance sheet of the Company as of the Reference Time and in accordance with the Principles, together with such additional schedules and data as may be appropriate to support the calculations of the items described in clauses (A) through (D) of Section 3.2(b)(i) and Section 3.2(b)(ii) (items (i)-(ii), collectively, the “Closing Statement”). As provided for in Section 3.2(c), the Closing Statement shall be subject to review by the Seller Representative. For purposes of the Closing Statement, the Final Net Working Capital shall be calculated in a manner consistent with the calculation of Net Working Capital set forth in Exhibit H. The parties agree that the determination of Estimated Closing Amount and Final Closing Amount will be without any change in or introduction of any new reserves, and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies other than those used in the sample calculation set forth on Exhibit H. The calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses shall not include or take into account any action taken or committed to by the Buyer, the Company or any of their respective Subsidiaries following the Closing.

(c) From and after the delivery of the Closing Statement, the Seller Representative will be entitled to reasonable access at reasonable times during normal business hours to the relevant employees, records and working papers of the Buyer and the Company and/or the accountants, if any, assisting the Buyer in the preparation of the Closing Statement to aid in their review thereof. The Seller Representative may dispute the Closing Statement or the calculations of the amounts set forth therein by notifying the Buyer in writing (a “Dispute Notice”) of any such disputed amounts or calculations and setting forth, in reasonable detail, the basis for such dispute and alternative calculations with respect to the items or amounts with which it disagrees (each, a “Disputed Item”) within forty-five (45) days of the Seller Representative’s receipt of the Closing Statement from the Buyer. Any item or amount not objected to in the Dispute Notice (an “Undisputed Item”) shall become final and binding on the parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 3.2 requires an offsetting adjustment to be made to an Undisputed Item. If the Buyer disputes a Disputed Item, then the Seller Representative and the Buyer shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Seller Representative delivers the Dispute Notice to Buyer, any such Disputed Item still remains disputed, then the Seller Representative and the Buyer shall submit such dispute to Ernst & Young or such other nationally recognized accounting firm as determined by the Buyer and the Seller Representative (the “Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to the Buyer and the Seller Representative upon such remaining Disputed Items or calculations, and such report shall be final, binding and conclusive on the Sellers and the Buyer; provided that (x) the Accounting Firm shall only be entitled to resolve those Disputed Items submitted to it for resolution (and any Undisputed Items or Disputed Items previously resolved between the Buyer and the Seller Representative that require an offsetting adjustment to be made in connection with the resolution of such Disputed Items), (y) the Accounting Firm shall make its determination based solely on the presentations and supporting material provided by the Buyer and the Seller Representative and not pursuant to any independent review and (z) in no event shall the Accounting Firm’s determination of such remaining Disputed Items or calculations be for an amount that is greater than the greatest value for such item claimed by the Buyer or the Seller Representative or less than the smallest value for such item claimed by the Buyer or the Seller Representative. The Accounting Firm shall deliver to the Buyer and the Seller Representative, as promptly as practicable and in any event shall endeavor to do so within thirty (30) days after its appointment, a written report (i) setting forth (x) the resolution of each Disputed Item submitted to it and (y) any adjustments that are required to be made to any Undisputed Items or Disputed Items previously resolved between the Buyer and the Seller Representative to reflect such resolution and (ii) containing a revised Closing Statement reflecting the foregoing (the “Accounting Firm Report”). The Closing Statement shall be deemed final upon the earliest of (i) the failure of the Seller Representative to notify the Buyer of a dispute within forty-five (45) days of the Seller Representative’s receipt of the Closing Statement from the Buyer, (ii) receipt by the Buyer of a notice from the Seller Representative stating that the Sellers accept the amounts and calculations set forth in the Closing Statement, (iii) the resolution of all Disputed Items pursuant to this Section 3.2(c) by the Seller Representative and the Buyer or (iv) the resolution of all Disputed Items pursuant to the Accounting Firm Report. The Buyer and the Seller Representative shall make reasonably available to the Accounting Firm all relevant books and records, as well as any documents or work papers used in the calculation of the Closing Statement (including those of the parties’ respective Representatives, to the extent applicable) and supporting documentation relating to such Closing Statement. The decision of the Accounting Firm shall be final and binding and the exclusive remedy of the parties with respect to any disputes arising with respect to the items set forth in the Closing Statement. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and/or the Seller Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the aggregate contested amount, as determined by the Accounting Firm.

(d) Following the resolution of any dispute concerning the Closing Statement in accordance with Section 3.2(c):

(i) if the Post-Closing Adjustment Amount is a positive number, then, within two (2) Business Days, (i) the Buyer and the Seller Representative shall execute and deliver a joint written instruction directing the Escrow Agent to release from the Adjustment Escrow Account to the Seller Representative (for further distribution to the Sellers in accordance with the Seller Percentages) an aggregate amount equal to the Adjustment Escrow Amount, and (ii) the Buyer shall pay to each Seller such Seller’s Seller Percentage of the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative.

(ii) if the Post-Closing Adjustment Amount is a negative number, then within two (2) Business Days, the Buyer and the Seller Representative shall execute and deliver a joint written instruction directing the Escrow Agent to release from the Adjustment Escrow Account (i) to the Buyer, the lesser of (A) the absolute value of the Post-Closing Adjustment Amount and (B) the Adjustment Escrow Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer; and (ii) if the Adjustment Escrow Amount exceeds the absolute value of the Post-Closing Adjustment Amount, to each Seller, such Seller’s Seller Percentage of any remaining amount of the Adjustment Escrow Amount following the payment to Buyer made pursuant to the foregoing clause (i), by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative. In the event that the Adjustment Escrow Amount is less than the absolute value of the Post-Closing Adjustment Amount, then, within two (2) Business Days following the resolution of any dispute concerning the Closing Statement in accordance with Section 3.2(c), each Seller shall pay to the Buyer such Seller’s Seller Percentage of the amount of such shortfall, by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer.

(e) All payments made pursuant to Section 3.2 shall be treated as an adjustment to the Base Consideration for all purposes under this Agreement and by the parties for Tax purposes, unless otherwise required by Applicable Law.

SECTION 4

CLOSING

The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place (a) at the offices of Proskauer Rose LLP at One International Place, Boston, Massachusetts 02110 at 10:00 a.m. New York time on the third (3rd) Business Day following the day on which the last of the conditions to the obligations of the parties hereunder set forth in Section 12 and Section 13 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of such conditions) or (b) at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”); provided, however, that the Closing shall not take place earlier than January 1, 2020.

SECTION 5

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Schedules (provided, that any information disclosed in one section of such Schedules shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), the Company hereby represents and warrants to the Buyer as follows:

5.1. Organization.

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power to own its properties and assets and to conduct its business as now conducted. Copies of the certificate of incorporation and bylaws of the Company, together with all amendments thereto existing as of the date hereof (collectively, the “Organizational Documents”), have been furnished to the Buyer, and such copies are accurate and complete as of the date hereof. The Company is not in violation of any of the provisions of its Organizational Documents.

5.2. Qualification to Do Business. The Company is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business as currently conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company, taken as a whole. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or other foreign entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business as currently conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company, taken as a whole.

5.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (a) violate or conflict with any provision of the Organizational Documents, (b) violate any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the

Company under, or result in the creation of any Lien on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Company is a party or by which the Company or any of its properties, assets or rights are bound or affected, except, in the case of each of clauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, taken as a whole.

5.4. Consents and Approvals. Schedule 5.4 sets forth a true and complete list of (a) each consent, notice, waiver, authorization or approval (a “Consent”) of any Governmental Entity, (b) each Consent of any other Person required under any Material Contract and (c) each declaration to or filing or registration with any such Governmental Entity, in each case, that is required in connection with the execution and delivery of this Agreement by the Company or the Ancillary Agreements to which the Company will be a party, the performance by the Company of its obligations hereunder or thereunder or the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company will be a party. No “fair price”, “interested shareholder”, “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

5.5. Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of the obligations of the Company hereunder and thereunder have been duly authorized by all necessary corporate action by the Sellers and the board of the Company, and no other proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which it will be a party have been duly executed by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.6. Capitalization and Related Matters; Equity Investments; Indebtedness.

(a) Schedule 5.6(a) sets forth the authorized, issued and outstanding Company Shares. The Persons set forth on Schedule 5.6(a) are the sole record, legal and beneficial owners of all of the issued and outstanding equity interests of the Company, free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law). The Company does not have any Subsidiaries and does not, directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any Person (other than an FP Fund and, indirectly, the portfolio investments held by each FP Fund), except such securities, interests or investments held in the ordinary course of business.

(b) All of the Company Shares (i) have been duly authorized and validly issued and are, as applicable, fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities and corporate laws. There are no securities convertible into or exchangeable for stock or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, stock or any other equity or ownership interests, or any stock or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom units or other equity-like instruments, of the Company (collectively, the “Company Equity Rights”). The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No securities or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Organizational Documents or any contract to which the Company is a party or by which the Company is bound.

5.7. Financial Statements. The Company has heretofore furnished to the Buyer copies of (a) the unaudited balance sheet of the Company as of December 31, 2018, together with the related unaudited statements of income, operations and members’ capital for the year ended December 31, 2018 and the notes thereto and (b) the unaudited balance sheet of the Company as of the quarter ended September 30, 2019 (the “Interim Balance Sheet”), together with the related unaudited statements of income, operations and members’ capital for the quarter ended September 30, 2019 (all such financial statements referred to in clauses (a) and (b) above, the “Company Financial Statements”). The Company Financial Statements (i) are correct and complete in all material respects, (ii) were prepared in accordance with GAAP, (iii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes) and (iv) are prepared in accordance with the books of account and records of the Company in all material respects. The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

5.8. Absence of Certain Changes or Events. Except as set forth on Schedule 5.8, since the date of the Interim Balance Sheet,

(i) there has not been any Company Material Adverse Effect;

(ii) the Company has in all material respects conducted its business only in the ordinary course consistent with past practice; and

(iii) the Company has not taken any action that would, if it were to occur after the date hereof, require the consent of the Buyer under Section 8.1.

5.9. Tax Matters.

(a) The Company has filed (taking into account all extensions of time to file) all U.S. federal and state income Tax Returns and all other material Tax Returns that it was required to file, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid, except to the extent such amounts are being contested in good faith and have been adequately accrued and reserved against and entered on the books of the Company. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past three (3) years by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company. The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

(b) There is no material dispute or claim concerning any Tax liability of the Company for which the Company has not made adequate provisions either (i) claimed or raised by any Taxing Authority in writing or (ii) to the Knowledge of the Company.

(c) The Company (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor by contract or Applicable Law.

(d) The Company is and has been at all times since February 18, 2005 a validly-electing “S corporation”, within the meaning of Section 1361(a)(1) of the Code. The Company has no liability for any Tax under Section 1374 of the Code or any corresponding or similar provisions of state or local Applicable Law.

(e) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement (other than an agreement entered into in the ordinary course of business not primarily related to Taxes and under which the Company does not have any material liability for Taxes).

(f) The Company holds no direct or indirect interest classified as equity for U. S. federal income tax purposes in any other Person.

(g) Each reference to the Company in this Section 5.9 shall include references to any Person which merged with and into or liquidated into the Company (or for which the Company could have any transferee or successor liability).

5.10. Absence of Undisclosed Liabilities.

(a) Except as set forth in Schedule 5.10, the Company does not have any liabilities of the type that would be required under GAAP to be reflected or reserved against on a balance sheet, other than: (a) liabilities set forth, disclosed, reflected or reserved for in the Company Financial Statements or (b) liabilities incurred by the Company after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Company, taken as a whole, or (y) have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

(b) Except as set forth in Schedule 5.10, the Company has not entered into any undertaking, guarantee or similar agreement on behalf of any GP Entity, Seller, any present or former employee, officer, or director of the Company in respect of the any capital commitment, capital contribution, return obligation (including in respect of capital contributions or “clawback” of carried interest) or other payment owed by such GP Entity, Seller or present or former employee officer or director of the Company.

5.11. Leases.

(a) The Company does not own any real property. Schedule 5.11(a) sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments thereto, with respect to all real property in which the Company has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases” and the real property of which the Company is a lessee is referred to herein as the “Leased Real Property”). The Company holds a valid leasehold or, as applicable, licensed interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company has not leased, subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property. All Leases shall remain valid and binding in accordance with their terms following the Closing.

(b) No party to any Lease has given the Company written notice of, or made a written claim with respect to, any breach or default, and, to the Knowledge of the Company, no event has occurred or circumstances exist which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease.

5.12. Assets.

(a) The Company has good and marketable title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases, licenses or similar agreement in, all of the assets of the Company reflected in the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet, in all material respects, except (a) to the extent the enforceability of any such leases or other agreement may be limited by general principles of equity (whether considered in a proceeding at law or in equity), (b) for assets that have been sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business, and (c) the Performance Records (which are addressed in clause (b) below). All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) Except as set forth on Schedule 5.12(b), the Company exclusively owns or otherwise has an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Company and any Advisory Client or composites of performance records of multiple Advisory Clients, including all data and other information underlying and supporting such records (collectively, “Performance Records”).

5.13. Intellectual Property.

(a) Schedule 5.13(a) sets forth a true, accurate and complete list of (i) all registered trademarks, (ii) all patents, (iii) all registered copyrights and (iv) all applications for the foregoing (collectively, “Listed Intellectual Property”), owned by the Company, in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the date of application or issuance, (C) the jurisdiction where the application or registration is located, and (D) the application or registration number. The Company exclusively owns all right, title and interest in the Listed Intellectual Property, free and clear of all Liens other than Permitted Liens, and all Listed Intellectual Property is subsisting and valid and enforceable.

(b) No present or former employee, officer, or director of the Company, or agent or outside contractor or consultant of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP.

(c) To the Knowledge of the Company, there are no conflicts with, or infringements, misappropriations or violations of, any Intellectual Property owned or purported to be owned by the Company, including the Listed Intellectual Property (collectively, “Company IP”) by any third party. The business conducted by the Company does not conflict with, infringe, misappropriate or otherwise violate any intellectual property or other proprietary right of any third party. There is no Action pending or, to the Knowledge of the Company, threatened against the Company: (i) alleging any such conflict with, or infringement, misappropriation or other violation of any third party’s intellectual property or other proprietary rights; or (ii) challenging the ownership or use by the Company, or the validity or enforceability, of any Company IP.

(d) The collection and dissemination of personal customer information by the Company in connection with the Business has been conducted in all material respects in accordance with all Applicable Laws relating to privacy, data security and data protection, and all applicable privacy policies adopted by the Company.

5.14. Licenses and Permits. Schedule 5.14 sets forth a true and complete list of all material licenses, permits, franchises, authorizations, approvals, exemption orders and no-action letters issued or granted to the Company by any Governmental Entity (the “Licenses and Permits”), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect. No operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. The Company will continue to have the use and benefit of all Licenses and Permits following the consummation of the transactions contemplated hereby. No License or Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company.

5.15. Compliance with Law.

(a) The FP Organization has complied since January 1, 2015, and is in compliance with (i) all Applicable Laws, (ii) all Applicable Securities Laws with respect to the business or affairs or properties or assets of the Company or the business or affairs of the GP Entities and the FP Funds (collectively, “Investment Laws and Regulations”), and (iii) all

Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, except, in each case under clauses (i)-(iii), where any noncompliance would not reasonably be expected to be material to the Company, taken as a whole. Since January 1, 2015, the FP Organization has not received notice of any violation of any such law, regulation, order or other legal requirement, and the FP Organization is not in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity, applicable to any of its assets, properties or operations relating to the business or affairs of the Company or the transactions contemplated by this Agreement or which would, or would reasonably be expected to, give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Company.

(b) (i) Neither the FP Organization nor any of the officers, managers, directors, or employees of FP Organization have been the subject of any investigations or disciplinary proceedings or orders of any Governmental Entity arising under Applicable Securities Laws, including, without limitation, the Investment Laws and Regulations, which would be required to be disclosed on Form ADV, or related to any laws and regulations applicable to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, and no such disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened; (ii) neither FP Organization nor any of the officers, managers, directors, or employees of the FP Organization have been permanently enjoined by the order, judgment or decree of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity; and (iii) none of the FP Organization or any other Person “associated” (as defined under the Advisers Act or its equivalent under any Applicable Law) with the Company has been subject to, or has engaged in or been found to have engaged in conduct that could lead to, a disqualification pursuant to Section 203(e) or 203(f) of the Advisers Act (or its equivalent under any Applicable Laws) to serve as an investment adviser or as an associated Person of a registered investment adviser nor is there any basis for such disqualification.

(c) This Section 5.15 does not relate to (i) ERISA or other laws regarding employee benefit matters, which are governed exclusively by Section 5.18, (ii) employment and labor matters, which are governed exclusively by Section 5.19, (iii) Environmental Laws, which are governed exclusively by Section 5.22 or (iv) Tax matters, which are governed exclusively by Section 5.9.

5.16. Litigation; Orders.

(a) As of the date hereof, there are no (i) claims, actions, suits, inquiries, audits, proceedings, or investigations (each, an “Action”) that are current, pending or, to the Knowledge of the Company, threatened, before any court, Governmental Entity or arbitrator of any nature, brought by or against the FP Organization or any officer, manager, director or employee of the FP Organization involving or relating to the FP Organization or that challenge the validity or enforceability of this Agreement or any Ancillary Agreement or that seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby or (ii) injunctions, orders, decrees, awards or judgments issued by any court, Governmental Entity or arbitrator, or settlement agreements, consent agreements, memoranda of understanding or disciplinary agreements with any Governmental Entity to which the FP Organization or any officer, manager, director or employee of the FP Organization is subject involving or relating to the FP Organization that would prevent or materially delay the consummation of the transactions contemplated by this Agreement. There is no Action pending, or to the Knowledge of the Company, threatened, relating to the termination of, or limitation of, the Company’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other Investment Laws and Regulations.

(b) This Section 5.16 does not relate to (i) ERISA or other laws regarding employee benefit matters, which are governed exclusively by Section 5.18, (ii) employment and labor matters, which are governed exclusively by Section 5.19, (iii) Environmental Laws, which are governed exclusively by Section 5.22 or (iv) Tax matters, which are governed exclusively by Section 5.9.

5.17. Contracts. Schedule 5.17 sets forth a complete and correct list of all Material Contracts (as defined below), other than Portfolio Contracts.

(a) Each Material Contract is valid, binding and enforceable against the Company and/or the GP Entity party thereto, as applicable, and, to the Knowledge of the Company, the other party(ies) thereto in accordance with its terms, and in full force and effect. The Company is not in material default under any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. To the Knowledge of the Company, no other party to any Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. The Company has delivered to the Buyer true and complete originals or copies of all written Material Contracts with all material amendments, waivers or other changes thereto.

(b) A “Material Contract” means any agreement, contract or commitment, oral or written, to which the Company is a party or by which the Company is bound, excluding any Plans and any Portfolio Contracts, in each case as in effect on the date hereof, constituting:

(i) a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge and other agreement or instrument relating to the borrowing of money or extension of credit;

(ii) a joint venture, partnership, strategic alliance, limited liability company agreement or similar agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business);

(iii) an Investment Contract, whether or not the Company is a party or by which it is bound;

(iv) any agreement that contains a non-competition covenant which purports to limit in any respect (i) the manner in which, or the localities in which, the Business may be conducted or (ii) the ability of the Company to provide any type of service or use or develop any type of product, in each case, that is material to the Business, taken as a whole;

(v) any agreement pertaining to the Intellectual Property or to the right of the Company to use the Intellectual Property or other proprietary rights of any third party, other than agreements for off-the-shelf or similar commercially available non-custom software;

(vi) any agreement in which a broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission with respect to any Investment Contract, or any other distribution agreement;

(vii) any agreement that creates future or potential payment obligations in excess of $100,000 in any calendar year and which by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(viii) any agreement that provides for earn-outs or other similar deferred or contingent purchase price obligations;

(ix) any agreement relating to any (A) pending acquisition or disposition of any business or Person by the Company, or (B) completed acquisition or disposition of any business or Person (whether by purchase, merger, consolidation or otherwise) by the Company with material surviving obligations thereunder on the part of the Company;

(x) any agreement providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Company;

(xi) any Affiliate Contract;

(xii) any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $150,000 (other than a Lease);

(xiii) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $25,000;

(xiv) any contract or agreement with any Governmental Entity; or

(xv) any contract or agreement that contains any of the following rights provided to any investor or any number of investors in an FP Fund: (A) optional redemption rights, (B) capacity rights, (C) designation rights regarding advisory boards or similar provisions, (D) preemptive rights, (E) special notice or reporting requirements or (F) early termination or “no fault” termination rights.

5.18. Employee Plans.

(a) As used herein, “Plans” collectively refers to all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other bonus, profit sharing, compensation, pension, provident fund or retirement benefit, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, phantom stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, non-competition, or other benefit plans, agreements, policies, trust funds, or other arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company on behalf of any employee, officer, director, or consultant of the Company (whether current, former or retired) or any of their dependents, spouses, or beneficiaries or under which the Company has or would reasonably be expected to incur any liability, contingent or otherwise. Schedule 5.18(a) sets forth an accurate and complete list of all material Plans. True and complete copies of each Plan (or written descriptions of all material terms of any unwritten Plan) have been made available to the Buyer prior to the date hereof. With respect to each Plan, the Sellers have also furnished to the Buyer, as applicable: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two (2) most recently filed IRS Form 5500s, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statements in connection with each such Plan. The Company does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) With respect to each Plan, (i) each Plan is now and has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with Applicable Law and has been duly registered to the extent relevant if required by Applicable Law; (ii) except as would not reasonably be expected to result in a material liability, there are no pending or, to the Knowledge of the Company, threatened actions, audits, investigations, claims or lawsuits against or relating to any Plan or any trust or fiduciary thereof (other than routine benefits claims) and, to the Knowledge of the Company, no fact or event exists that would give rise to any such action, audit, investigation, claim or lawsuit; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received, or timely requested, a favorable determination, or may rely upon a favorable opinion letter, from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Plan; and (iv) all material payments required to be made by the Company under any Plan or by Applicable Law have been timely made or properly accrued in accordance with the provisions of each Plan and Applicable Law.

(c) No Plan is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any corporation, trade, business, or entity that would be deemed a “single employer” with the Company within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability (whether actual or contingent), directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. No event has occurred and no condition exists with respect to any Plan that would subject the Company by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty or fine, (ii) Lien or (iii) other material liability imposed by Applicable Law. No Plan provides retiree health, disability or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other Applicable Law or at the full expense of the participant or the participant’s beneficiary. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d) No “prohibited transaction” under Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under the Code or ERISA, has occurred with respect to any Plan.

(e) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, or consultant of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G -1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(f) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of the Patient Protection and Affordable Care Act, as amended, Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, assessable payments, fines, penalties or loss of tax deduction as a result of such administration and operation.

(g) With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan or arrangement has been maintained and operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder.

5.19. Labor Matters.

(a) Except as set forth in Schedule 5.19(a), the Company is not a party to any collective bargaining agreement or other labor union contract applicable to the employees and there are not any, and during the past five years (5) have been no, activities or proceedings of any labor union to organize any of the employees pending or under discussion with any labor organization or group of employees of the Company. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act. There is no unfair labor practice charge or complaint pending, or to the Knowledge of the Company threatened, before any applicable Governmental Entity relating to the Company.

(b) There is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to the employees in the past five (5) years.

(c) The Company is and during the past five (5) years has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and classification of employees, consultants and independent contractors.

(d) The Company has not received any written notice from any national, state, local or foreign agency or Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and to the Knowledge of the Company, no such investigation is in progress. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

5.20. Insurance. Schedule 5.20 lists each insurance policy maintained by the Company. As of the date hereof, all such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company is not in default in any material respect under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. No claim currently is pending under any such policy involving an amount in excess of $25,000. All material insurable risks in respect of the business and assets of the Company are covered by such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

5.21. Transactions with Directors, Officers, Members and Affiliates. Schedule 5.21 lists each Affiliate Contract. No Seller or employee of the Company, or any immediate family member or Affiliate of any Seller, (a) owns any direct or indirect interest in (other than through ownership of the Company set forth in Schedule 5.6) (i) any asset or other property used in or held for use in the Business or (ii) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of or to the Company or the Business; (b) serves as a trustee, officer, director or employee of any investment in which an FP Fund has an interest (other than in the capacity as a member of the advisory board or similar committee); or (c) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, the Company or the Business or any investment in which an FP Fund has an interest. Ownership of less than 5% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purpose of this Section 5.21.

5.22. Environmental Matters. The Company holds all licenses, permits and other authorizations required under all Applicable Laws, regulations and other requirements of governmental or regulatory authorities relating to pollution (or the cleanup thereof), to the protection of natural resources, endangered or threatened species, the environment or human health and safety or to the presence or handling of or exposure to hazardous substances (“Environmental Laws”) to operate at the Leased Real Property and to carry on its Business as now conducted, except as would not reasonably be expected to be material to the Company, taken as a whole, and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations.

5.23. Investment Adviser Activities.

(a) The Company is duly registered with the SEC as an investment adviser and with all other applicable Governmental Entities as an investment adviser to the extent required by Applicable Law, unless the failure to be so duly registered would not reasonably be expected to be material to the Business. Except for this registration, none of the Sellers, the Company, the GP Entities or any of the Company’s officers, managers, directors or employees is, or is required to be, registered or appointed as an “investment adviser” or “investment adviser representative” under Applicable Law. Each such registration is in full force and effect.

(b) The Company (i) is not and has not been a “broker-dealer” within the meaning of the Exchange Act and (ii) is not and has not been required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any other Applicable Law.

(c) Neither the Company nor, to the Knowledge of the Company, any officer, manager, director, or employee thereof is, or since January 1, 2015 has been, required to be registered (i) in any jurisdiction or with the SEC or any other Governmental Entity as a broker-dealer, broker-dealer agent, registered representative, sales person or transfer agent or (ii) with the Commodity Futures Trading Commission as a “commodity pool operator” (as defined in the CEA) or a “commodity trading advisor” (as defined in the CEA).

(d) To the Knowledge of the Company, no employee of the Company conducts investment management or investment advisory or sub-advisory activities except (i) as part of his or her employment with the Company, (ii) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act, or (iii) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

(e) There is no open-end investment company, closed-end investment company, unit investment trust, business development company or other collective investment vehicle registered or, to the Knowledge of the Company, required to be registered under the Investment Company Act to which, or on whose behalf, the Company acts, or has acted, as investment adviser, sub-adviser, sponsor or distributor or otherwise provides or provided investment management or advisory services, or, additionally, in the case of any open-end investment company, acts or acted as principal underwriter.

(f) No Advisory Client is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an entity or account the assets of which constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

5.24. Clients and Investment Contracts.

(a) Schedule 5.24 lists each Person to whom the Company provides any Investment Management Services, including, without limitation, the FP Funds (each, an “Advisory Client” and, collectively, the “Advisory Clients”). Schedule 5.24 also identifies whether such Advisory Client is an FP Fund or other type of Advisory Client (e.g., separate account client) and lists (i) the domicile of such Advisory Client, and (ii) whether such Advisory Client is a Related Client. Additionally, in the case of each FP Fund, Schedule 5.24 shall (x) set forth the aggregate capital commitments, the aggregate contributed capital, the aggregate capital account value as of the quarter end preceding the date hereof, the aggregate remaining capital commitments and the management fee schedule in effect (including any applicable management fee waivers or discounts), and (y) identify the name of each investor in the FP Funds.

(b) Each Investment Contract has been performed in accordance with its terms, the Advisers Act and all other Applicable Laws by the Company, except, in each case, as would not reasonably be expected to be material to the Business. No Advisory Client or investor in any Advisory Client is in default of any obligation (including any economic obligation) under any of its Investment Contracts or any Investment Contract in respect of the Company, except for such defaults as would not reasonably be expected to be material to the Business. No subscription agreement materially alters the material terms of any Investment Contract.

(c) As of the date of this Agreement, the Company has not received notice from any Advisory Client of such Advisory Client’s intent to terminate its Investment Contract, to engage in negotiations to amend the terms and conditions of its Investment Contract, or to withdraw assets from the Company’s management, in each case other than in the ordinary course of business.

5.25. Code of Ethics; Compliance Procedures; Compliance.

(a) The Company has adopted (and since January 1, 2015 has maintained at all times required by Applicable Law) (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) a written policy regarding insider trading and the protection of material non-public information, (iii) policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties designed to assure compliance with Applicable Law, (iv) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act, (v) anti-money laundering and customer identification programs in compliance with Applicable Law, (vi) policies and procedures with respect to business continuity plans in the event of business disruptions, (vii) policies and procedures for the allocation of investments purchased for its clients and (viii) all other policies and procedures pursuant to Rule 206(4)-7 under the

Advisers Act (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and has designated and approved a chief compliance officer. To the Knowledge of the Company, there have been no material violations or allegations of material violations of the Adviser Compliance Policies. True and correct copies of the Adviser Compliance Policies have been delivered to the Buyer prior to the date hereof.

(b) The Company has conducted an oral or written review of the adequacy of such Adviser Compliance Policies for each 12-month period ended December 31 from 2015 through 2019 and the Company has determined, based upon such reviews, that the Adviser Compliance Policies have been effectively implemented in all material respects and in accordance with Applicable Law.

(c) Neither the Company nor, to the Knowledge of the Company, any of the persons associated with the Company as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

(d) Since January 1, 2015, no FP Organization and, to the Knowledge of the Company, no director, trustee, officer or employee of any FP Organization, has used any funds for campaign contributions that would cause the Company to be in violation of Rule 206(4)-5 of the Advisers Act.

5.26. Form ADV. The Company has made available to the Buyer a copy (current as of the date of this Agreement) of the Company’s Form ADV Parts 1, 2A and 2B, as filed with the SEC or delivered to Advisory Clients, as applicable. Except as set forth in Schedule 5.26, as of the date of each filing, amendment or delivery, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with Applicable Law.

5.27. Additional Representations and Warranties Regarding the FP Funds.

(a) Since its inception, no FP Fund has (i) been required to register as an investment company under the Investment Company Act or (ii) issued or had outstanding any shares or other equity interests that are registered or required to be registered under the Securities Act, the Exchange Act or any comparable regulatory regimes. No FP Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such FP Fund other than the Company.

(b) As to each FP Fund, there has been in full force and effect an Investment Contract at all times that the Company was performing investment management, advisory or sub-advisory or similar services for such FP Fund. Each Investment Contract pursuant to which the Company has received compensation respecting its activities in connection with any of the FP Funds was duly approved and performed in all material respects in accordance with the applicable organizational documents and Applicable Law. The Company has provided to Buyer prior to the date hereof true and complete copies of each Investment Contract and all side letters with any investor in an FP Fund.

(c) Each FP Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each FP Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually, a material adverse effect on the Company, taken as a whole. All outstanding shares, units or interests of each FP Fund (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called by the relevant GP Entity of such FP Fund pursuant to the limited partnership agreement or limited liability company agreement (or equivalent) of such FP Fund) and (if applicable) non-assessable.

(d) Each FP Fund currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Investment Contracts. Each FP Fund is in material compliance with the terms governing each of its underlying investments (including, without limitation, in respect of compliance with any applicable reporting and confidentiality provisions). No FP Fund is in default with respect to any obligations to contribute capital to such underlying investments. Schedule 5.27(d) sets out for each FP Fund a schedule of investments including cost, current value, and remaining commitment for each investment.

(e) There are no material consent judgments or judicial orders on or with regard to any of the FP Funds.

(f) The Company has provided to Buyer prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP or in conformity with the accounting principles established by the SBIC Act, as applicable, of each of the FP Funds, for the three (3) fiscal years ending December 31, 2018, December 31, 2017 and December 31, 2016 (each hereinafter referred to as a “FP Fund Financial Statement”). Each of the FP Fund Financial Statements is consistent with the books and records of the related FP Fund, and presents fairly in all material respects the consolidated financial position of the FP Fund in accordance with GAAP or the accounting principles established by the SBIC Act, as applicable, applied on a consistent basis (except as otherwise noted therein) at the respective date of such FP Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The FP Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the FP Funds during the periods covered by each FP Fund Financial Statement.

(g) Except as described in Schedule 5.27(g), no FP Fund has at any time been terminated, or has had its investment operations (including such FP Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from the Company.

(h) Schedule 5.27(h) lists the Indebtedness of each FP Fund. Each FP Fund is in material compliance with, and since January 1, 2015 has not been in default under, any Indebtedness.

(i) No intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of any FP Fund or unlawfully marketed or sold any interest in any FP Fund, and there are no outstanding claims against the Company or any FP Fund with respect to such marketing or sale.

(j) Except for such failures which, individually or in the aggregate, would not reasonably be expected to be material to the Business: each FP Fund and GP Entity (and the Company on behalf of each FP Fund and GP Entity) is in compliance with, and has since January 1, 2015 complied with the privacy rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each of the FP Funds.

(k) All Performance Records and private placement memoranda containing Performance Records provided, presented or made available by the Company to any Advisory Client or any actual or potential investor in any FP Fund have, to the Knowledge of the Company, (i) complied with Applicable Law in all material respects and (ii) did not at the time they were so provided, presented or made available contain any untrue statement of a fact or, solely with respect to any private placement memoranda containing Performance Records, omit to state a fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Company maintains all documentation necessary to form a basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by Applicable Law.

(l) Five Points Capital Partners IV, L.P. was granted a license to operate as a “small business investment company” (an “SBIC”) under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

(m) Five Points Mezzanine Fund III, L.P. was granted a license to operate as an SBIC under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

(n) BB&T Capital Partners Mezzanine Fund II, L.P. was granted a license to operate as an SBIC under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

(o) BB&T Capital Partners II, LLC was granted a license to operate as an SBIC under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

(p) BB&T Capital Partners, LLC was granted a license to operate as an SBIC under the provisions of Section 301(c) of the SBIC Act, and is an SBIC in good standing under and in material compliance with the provisions of the SBIC Act.

5.28. No Brokers. Other than Silver Lane Advisors, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company in connection with this Agreement or the transactions contemplated hereby.

5.29. Regulatory Reports; Filings. Since January 1, 2015, the Company has filed, on a timely basis, Form ADV and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the FP Organization, as applicable, together with any amendments required to be made with respect thereto with (i) the SEC, (ii) any applicable domestic or foreign industry self-regulatory organization (“SRO”), and (iii) all other applicable federal, state or foreign governmental or regulatory agencies or authorities (collectively with the SEC and the SROs, “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith. Except for routine examinations conducted by a Regulatory Agency in the regular course of the business of the Company or as set forth on Schedule 5.29, no Regulatory Agency has initiated, or threatened to initiate, any material proceeding or, to the Knowledge of the Company, material investigation or inquiry into the business or operations of the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company, in each case that is material to the Company.

5.30. Additional Representations and Warranties Regarding the GP Entities.

(a) Each GP Entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each GP Entity is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually, a material adverse effect on the Company, taken as a whole. All outstanding shares, units or interests of each GP Entity (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid and non-assessable.

(b) No GP Entity is in default or breach under any FP Fund governing documents with respect to any obligations to contribute or return capital to any FP Fund, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation.

(c) Except as set forth on Schedule 5.30, since January 1, 2015, no Person has taken or failed to take any action that would: (i) suspend or terminate any management, investment advisory or similar agreement by and between the Company, on one hand, and any FP Fund, GP Entity or other advisory client on the other hand (including, for the avoidance of doubt, each Investment Contract), (ii) constitute grounds for removal of any GP Entity (or similar cessation of control) from such role under the governing documents of the applicable FP Fund, (iii) constitute grounds for suspension or early termination of any FP Fund’s investment or commitment period or early termination or dissolution of the FP Fund or (iv) otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to the Company by any FP Fund, GP Entity or other advisory client.

(d) There are no material consent judgments or judicial orders on or with regard to any of the GP Entities.

5.31. Exclusivity of Representations. The representations and warranties made by the Company in this Section 5 are the sole and exclusive representations and warranties made by the Company with respect to the Business, the Company, the GP Entities and/or the FP Funds (the Business, the Company, the GP Entities and the FP Funds referred to collectively as the “FP Organization”) and otherwise in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 5, the Company does not make any express or implied representation or warranty, and hereby disclaims any such express or implied representations or warranties with respect to the FP Organization, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company, or the quality, quantity or condition of the Company assets). The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Section 5 and Section 6, respectively, as qualified by the Schedules.

SECTION 6

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Except as set forth in the Schedules (provided, that any information disclosed in one section of such Schedules shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face), each Seller hereby severally represents and warrants to the Buyer, solely on behalf of himself, herself or itself, as follows:

6.1. Capacity. Each such Seller has all requisite power, authority and legal capacity to enter into this Agreement and each of the Ancillary Agreements to which he or it will be a party and to carry out his or its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which he or it will be a party have been duly executed by such Seller and constitutes his or its valid and binding obligation, enforceable against him or it in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.2. No Conflict or Violation. The execution, delivery and performance by such Seller of this Agreement does not and will not (a) in the case of a Seller that is not an individual, violate or conflict with any provision of the organizational documents of such Seller, (b) violate any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, (c) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Lien on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Seller is a party or by which it is bound or to which any of its properties, assets or rights are bound or affected, except, in the case of each of clauses (b), (c) and (d) under this Section 6.2, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

6.3. Consents and Approvals. Except as listed in Section 5.4 or set forth on Schedule 5.4, no consent, notice, waiver, authorization or approval (a “Seller Consent”) of any Governmental Entity, no material Seller Consent of any other Person and no declaration to or filing or registration with any Governmental Entity is required in connection with the execution and delivery of this Agreement by such Seller and the Ancillary Agreements to which such Seller will be a party, the performance by such Seller of his obligations hereunder or thereunder or the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller will be a party.

6.4. Title; Etc. Each such Seller is the record and beneficial owner of the Company Shares set forth opposite such Seller’s name on Schedule 6.4, free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law or the Organizational Documents). Delivery by such Seller of the Company Shares to be conveyed by him will convey to the Buyer good and valid title to such Company Shares free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law or the Organizational Documents).

6.5. Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of such Seller, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought against such Seller, and (b) there is no injunction, order, judgment, decree or regulatory restriction imposed upon such Seller, that, in the case of clause (a) or clause (b), would (x) reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or to comply with his obligations hereunder or thereunder in a timely manner or (y) challenge the validity of the transactions contemplated by this Agreement.

6.6. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from such Seller in connection with this Agreement or the transactions contemplated hereby.

6.7. Exclusivity of Representations. The representations and warranties made by the Sellers in this Section 6 are the sole and exclusive representations and warranties made by the Sellers with respect to the FP Organization and otherwise in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 6, no Seller makes any express or implied representation or warranty, and each Seller hereby disclaims any such express or implied representations or warranties with respect to such Seller, the FP Organization, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company, or the quality, quantity or condition of the Company assets). The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Section 5 and Section 6, respectively, as qualified by the Schedules.

SECTION 7

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

7.1. Organization.

(a) The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the certificate of formation and limited liability company agreement of the Buyer, together with all amendments thereto existing as of the date hereof (the “Buyer Organizational Documents”), have been furnished to the Sellers, and such copies are accurate and complete as of the date hereof. The Buyer is not in violation of any of the provisions of its Buyer Organizational Documents.

(b) The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the certificate of incorporation and bylaws of the Guarantor, together with all amendments thereto existing as of the date hereof (the “Guarantor Organizational Documents”), have been furnished to the Sellers, and such copies are accurate and complete as of the date hereof. The Guarantor is not in violation of any of the provisions of its Guarantor Organizational Documents.

7.2. Authorization and Validity of Agreement.

(a) The Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which it will be a party have been duly executed by the Buyer and constitute the Buyer’s valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Guarantor has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery by the Guarantor of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action by the Guarantor, and no other proceedings on the part of the Guarantor are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which it will be a party have been duly executed by the Guarantor and constitute the Guarantor’s valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3. No Conflict or Violation.

(a) The execution, delivery and performance by the Buyer of this Agreement does not and will not (i) violate or conflict with any provision of the Buyer Organizational Documents, (ii) violate any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Buyer under, or result in the creation of any Lien on any property, asset or right of the Buyer pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Buyer or any of its Subsidiaries or Affiliates are a party or by which any of them is bound or to which any of their properties, assets or rights are bound or affected, except, in all cases under this Section 7.3(a), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance by the Guarantor of this Agreement does not and will not (i) violate or conflict with any provision of the Guarantor Organizational Documents, (ii) violate any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Guarantor under, or result in the creation of any Lien on any property, asset or right of the Guarantor pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Guarantor or any of its Subsidiaries or Affiliates are a party or by which any of them is bound or to which any of their properties, assets or rights are bound or affected, except, in all cases under this Section 7.3(b), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Guarantor to consummate the transactions contemplated hereby.

7.4. Consents and Approvals. The execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party does not require the consent or approval of, or filing with, any Governmental Entity or other entity or Person, except for such consents and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

7.5. Capitalization.

(a) On the date hereof, the Guarantor is, and on the Closing Date (except to the extent resulting from a Qualified Issuance or as set forth on Schedule 7.5(a)(i)), the Guarantor will be, the sole record, legal and beneficial owner of all of the issued and outstanding equity interests of the Buyer. On the date hereof, the Buyer does not, and on the Closing Date (except to the extent resulting from an acquisition or any related transactions thereto (including financing transactions) entered into after the date hereof or as set forth on Schedule 7.5(a)(ii)), the Buyer will not have any Subsidiaries. On the date hereof, the Buyer does not, and on the Closing Date (except to the extent resulting from an acquisition or any related transactions thereto (including financing transactions) entered into after the date hereof), the Buyer will not, directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any Person, except such securities, interests or investments held in the ordinary course of business. The Series A Preferred Units to be issued at the Closing will be duly authorized, fully paid and nonassessable, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act. On the date hereof and on the Closing Date (except to the extent resulting from an acquisition or any related transactions thereto (including financing transactions) entered into after the date hereof or as set forth on Schedule 7.5(a)(iii)), there are no securities convertible into or exchangeable for units or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, units or any other equity or ownership interests, or any stock or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom units or other equity-like instruments, of the Buyer. On the date hereof, the Buyer does not, and on the Closing Date (except to the extent resulting from an acquisition or any related transactions thereto (including financing transactions) entered into after the date hereof), the Buyer will not, have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of the Buyer on any matter. No securities or other equity or ownership interests of the Buyer have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Buyer Organizational Documents or any contract to which the Buyer is a party or by which the Buyer is bound.

(b) The authorized capital stock of the Guarantor consists of 110,000,000 shares of common stock, par value $0.001 per share, of the Guarantor (“Guarantor Common Stock”) and 2,000,000 shares of preferred stock, par value $0.001 per share, of the Guarantor. As of the date hereof, 89,234,816 shares of Guarantor Common Stock were issued and outstanding and no shares of preferred stock of the Guarantor were issued and outstanding. All of the Guarantor Common Stock (i) has been duly authorized and validly issued and is, as applicable, fully paid and nonassessable and (ii) was issued in compliance with all applicable federal and state securities and corporate laws. Except as set forth on Schedule 7.5(b), there are no securities convertible into or exchangeable for stock or any other equity or ownership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, stock or any other equity or ownership interests, or any stock or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests of the Guarantor (collectively, the “Guarantor Equity Rights”). The Guarantor does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Guarantor on any matter. No securities or other equity or ownership interests of the Guarantor have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Guarantor Organizational Documents or any contract to which the Guarantor is a party or by which the Guarantor is bound.

7.6. Financial Statements. The Buyer has heretofore furnished to the Sellers copies of (a) the audited consolidated balance sheet of the Guarantor and its Subsidiaries as of December 31, 2018, together with the related audited consolidated statements of income, operations and members’ capital for the year ended December 31, 2018 and the notes thereto and (b) the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the quarter ended September 30, 2019 (the “Guarantor Interim Balance Sheet”), together with the related unaudited statements of income, operations and members’ capital for the quarter ended September 30, 2019 (all such financial statements referred to in clauses (a) and (b) above, the “Guarantor Financial Statements”). The Guarantor Financial Statements (i) are correct and complete in all material respects, (ii) were prepared in accordance with GAAP, (iii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Guarantor and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes) and (iv) are prepared in accordance with the books of account and records of the Guarantor in all material respects. The books of account and financial records of the Guarantor are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

7.7. Absence of Certain Changes or Events. Since December 31, 2018, there has not been any Guarantor Material Adverse Effect.

7.8. Absence of Undisclosed Liabilities. Except as set forth on Schedule 7.8 or to the extent resulting from an acquisition or any related transactions thereto (including financing transactions) entered into after the date hereof, (a) the Buyer has no liabilities of any nature and has not entered into any contract, agreement or other undertaking since its formation; and (b) the Guarantor does not have any liabilities of the type that would be required under GAAP to be reflected or reserved against on a balance sheet, other than: (a) liabilities set forth, disclosed, reflected or reserved for in the Guarantor Financial Statements, or (b) liabilities incurred by the Guarantor after the date of the Guarantor Interim Balance Sheet in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Guarantor, taken as a whole, or (y) have a material adverse effect on the Buyer or the Guarantor’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

7.9. Compliance with Law.

(a) Since January 1, 2015, the Guarantor has complied, and since its formation, the Buyer has complied, and each is in compliance with (i) all Applicable Laws, (ii) all Applicable Securities Laws with respect to the business or affairs or properties or assets of the Guarantor and the Buyer, as applicable, and (iii) all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, except, in each case under clauses (i) – (iii), where any noncompliance would not reasonably be expected to be material to the Guarantor or the Buyer, as applicable, taken as a whole. Since January 1, 2015, the Guarantor has not, and since its formation the Buyer has not, received notice of any violation of any such law, regulation, order or other legal requirement, and the Guarantor and the Buyer, as applicable, are not in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity, applicable to any of its assets, properties or operations relating to the business or affairs of the Guarantor or the Buyer, as applicable, or the transactions contemplated by this Agreement or which would, or would reasonably be expected to, give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Guarantor.

(b) None of the Buyer, its Affiliates or any of the persons associated with the Buyer as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

(c) Since January 1, 2015, none of the Buyer or the Guarantor or, to the Knowledge of the Buyer or the Guarantor, as applicable, any directors, trustees, officers or employees of the Buyer or the Guarantor or their respective Subsidiaries (in their capacity as directors, trustees, officers or employees) have used any funds for campaign contributions in violation of Rule 206(4)-5 of the Advisers Act.

7.10. Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the Knowledge of the Buyer and the Guarantor, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought against the Buyer or the Guarantor, respectively, and (b) there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Buyer or the Guarantor, that, in the case of clause (a) or clause (b), would (x) reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer or the Guarantor, as applicable, to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or to comply with its obligations hereunder or thereunder in a timely manner or (y) challenge the validity of the transactions contemplated by this Agreement.

7.11. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Buyer Group in connection with this Agreement or the transactions contemplated hereby.

7.12. Exclusivity of Representations. The representations and warranties made by the Buyer in this Section 7 are the sole and exclusive representations and warranties made by the Buyer with respect to the Buyer and this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 7, the Buyer does not make any express or implied representation or warranty, and hereby disclaims any such express or implied representations or warranties with respect to the Buyer, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each Seller has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Buyer expressly and specifically set forth in this Section 7, as qualified by the Schedules.

SECTION 8

COVENANTS OF THE SELLERS AND THE COMPANY.

Each Seller hereby covenants as follows, and agrees to cause the Company to comply with the following covenants:

8.1. Conduct of Business Before the Closing Date.

(a) During the period from the date hereof to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 14.1 (the “Interim Period”), without the prior written consent of the Buyer, except as otherwise expressly provided by this Agreement, the Company shall conduct its business only in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to (i) preserve substantially intact its business organization and assets, (ii) keep available the services of the current officers, employees and consultants of the Company, (iii) preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations and (iv) keep and maintain its assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, during the Interim Period, except as set forth in Schedule 8.1, without the prior written consent of the Buyer, except as otherwise required or expressly contemplated by this Agreement or required by Applicable Law, the Company shall not do any of the following, directly or indirectly:

(i) make any material change in the conduct of the Business or enter into any material transaction other than in the ordinary course of business consistent with past practice;

(ii) transfer, sell or dispose of any assets or properties of the Business, other than transfers, sales or dispositions of obsolete, broken or unsalable equipment in the ordinary course of business consistent with past practice;

(iii) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $2,500 or capital expenditures that are, in the aggregate, in excess of $2,500;

(iv) incur any Indebtedness, except in the ordinary course of business consistent with past practice;

(v) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, any of its Affiliates;

(vi) make any material change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP or Applicable Law;

(vii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to it or affecting or relating to the Business except as required by Applicable Law, fail to file when due (taking into account any extension) any Tax Return required to be filed by the Company, or amend any material Tax Return of the Company;

(viii) enter into with any Taxing Authority any closing or other agreement or settlement with respect to Taxes (other than income Taxes) affecting or relating to it or affecting or relating to the Business;

(ix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Interim Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(x) commence, settle, release or forgive any Action involving payments in excess of $2,500;

(xi) permit the lapse of any existing policy of insurance relating to the business or assets of the Company;

(xii) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the Business;

(xiii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s capital structure;

(xv) acquire or agree to acquire, in any manner, including merger, consolidation, or purchase of equity interests or assets, any business of any Person or business organization or division thereof;

(xvi) amend, modify or terminate or enter into any Material Contract, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(xvii) enter into any Contract with any Related Party of the Company;

(xviii) amend any of the Organizational Documents;

(xix) authorize for issuance, issue, sell, pledge, transfer, deliver or agree or commit to issue, sell, pledge, transfer or deliver (A) any capital stock of or other equity or voting interest in the Company (including any Company Shares) or (B) any Company Equity Rights;

(xx) make any distribution or declare, pay or set aside any dividend with respect to, the Company that would require the Company to pay such distribution or dividend after the Closing Date, other than dividends and distributions that have the effect of reducing Cash or Net Working Capital taken into account in the calculation of the Estimated Closing Amount;

(xxi) hire or terminate the employment (other than for cause or due to death or disability) of any officer of the Company;

(xxii) (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation or benefits payable or to become payable by the Company to any current or former employees or other individual service provider of the Company, except, for employees other than the Sellers, in the ordinary course of business consistent with past practice in connection with the Company’s ordinary course annual base salary review process and consistent with the budget for the Company for the fiscal year ended December 31, 2020, which has been provided to the Buyer; or (B) adopt, establish, amend or terminate any Plan, or any agreement, plan, policy or arrangement that would constitute a Plan if it were in existence on the date hereof, in each case, other than (1) the renewal of group health or welfare plans made in the ordinary course of business consistent with past practice and Applicable Law that do not materially increase the cost to the Company under such plans, or (2) as required by the terms of a Plan or Applicable Law in effect on the date hereof; or

(xxiii) commit to do any of the foregoing.

8.2. Consents and Approvals. Each of the Sellers and the Company shall (a) use his or its reasonable best efforts to obtain all necessary Consents of all Governmental Entities and of all other Persons (including, without limitation, the consent of each counterparty to any Investment Contract or other contract) legally required in connection with the transactions contemplated by this Agreement, including using his or its commercially reasonable efforts to prepare and file and cause the FP Funds to prepare and file all notifications, filings, registrations, submissions and other materials required or necessary to obtain the approval of the SBA of the transactions contemplated hereby, and (b) provide reasonable assistance and cooperation with the Buyer Group in its preparation and filing of all documents required to be submitted by the Buyer Group to any

Governmental Entities, in connection with such transactions and in its obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer Group in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer Group all reasonably requested information concerning the Sellers or the Company required to be included in such documents or that would be helpful in obtaining any such required consent, waiver, authorization or approval). In furtherance and not in limitation of the foregoing, the Sellers and the Company shall permit the Buyer to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent (not to be unreasonably withheld).

8.3. Access to Properties and Records.

(a) Subject to the terms of the Confidentiality Agreement and Applicable Law, throughout the Interim Period, the Company shall (i) afford to the Buyer Group, and to the officers, directors, employees, accountants, counsel, financial advisors, auditors, service providers and representatives of the Buyer Group, at the Buyer’s sole cost and expense, reasonable access during normal business hours and upon reasonable advance notice, in a manner that does not unreasonably interfere with the operations of the Business, to management-level employees, officers, properties, books and records of the Company; provided, that the Company shall not be required to (a) risk the loss of any legal privileges, immunity or other protection from disclosure, (b) violate any Applicable Law, contract or other obligation of confidentiality in providing such access, or (c) provide access to any books and records that relate to the sale process of the Company. Notwithstanding anything herein to the contrary, the Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, contact any Advisory Client or other existing or potential investor regarding the Business or the transaction. The Company shall have the right to have one or more Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 8.3.

(b) As long as the Closing shall not have occurred, the Company shall as promptly as practicable cause to be prepared in accordance with GAAP and delivered to the Buyer the unaudited financial statements of the Company for each fiscal quarter ending at least 45 days prior to the Closing Date.

8.4. Advisory Clients; Required Investor Consent.

(a) As promptly as practicable following the date of this Agreement, the Company shall send a written notice to either the limited partner advisory committee or the investors of each FP Fund (which, for the avoidance of doubt, shall not include BB&T Capital Partners/Windsor Mezzanine Fund, LLC or BBTCP/Windsor Liquidating Trust) (as indicated on Exhibit J) (a “FP Fund Consent”), which shall be in form and substance reasonably satisfactory to Buyer, informing such Persons of the transactions contemplated by this Agreement and requesting the requisite consent (as indicated in Exhibit J) to (1) the change in control of the Company and the “assignment” (as defined under the Advisers Act) of any investment advisory contract between such FP Fund and the Company, (2) the continuation of any such investment advisory agreement, including by waiving any termination of or right to terminate such Investment Contract solely in connection with the transactions contemplated in this Agreement, from and after the Closing on the same terms as the investment advisory agreement in effect as of the date hereof, and (3) any required amendment to, or waiver of, the provisions of the limited partnership agreement or limited liability company agreement (or equivalent) of such FP Fund arising from any such change in control and/or “assignment” in the form attached to the written notice delivered under this Section 8.4(a). The Company shall use reasonable best efforts to procure the requisite consent from each FP Fund as described in this Section 8.4(a). The parties hereto agree that, with respect to each FP Fund, the consent of such FP Fund shall be deemed given for all purposes under this Agreement only after the general partner or managing member (or equivalent) of such FP Fund consents to the transactions contemplated by this Agreement as set forth in clauses (1)-(3) above and the requisite consent of such FP Fund has been obtained in accordance with such FP Fund’s governing documents and this Section 8.4(a).

(b) The Buyer shall be provided a reasonable opportunity to review all consent materials and communications, which shall be in form and substance reasonably satisfactory to Buyer, with Advisory Clients or investors in an FP Fund, to be used by the Company, prior to distribution. At all times prior to the Closing, the Company shall take reasonable steps to keep the Buyer informed of the status of obtaining such consents. The Company shall make available to the Buyer copies of all executed consents of all Advisory Clients.

8.5. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 14 hereof, each Seller and the Company shall not, and each of them shall cause any Persons acting on behalf of any of them not to, directly or indirectly, encourage, solicit, consider, engage in discussions or negotiations with, or provide any information to, any Person or group of Persons (other than the Buyer or its representatives) concerning any merger, sale of all or substantially all of the Company’s assets, purchase or sale of Company Shares or similar transaction involving the Company or its assets (other than assets sold in the ordinary course of business).

8.6. Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Sellers and the Company shall use his or its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to (a) consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby and (b) comply with its obligations hereunder. Nothing in this Agreement shall require any Seller or the Company to pay a fee or other amount to, or forego or reduce any rights or agree to other accommodation with, any supplier, landlord, Governmental Entity or any other Person in order to obtain such Person’s consent for the transactions contemplated hereby, except any out-of-pocket costs, fees and expenses incurred by the Company in connection with each consent sought pursuant to Section 8.2 and Section 8.4, as set forth in Section 15.3.

8.7. Employment Agreements. The Company shall use its commercially reasonable efforts to cooperate with the Buyer to solicit the entry of the persons listed on Schedule 8.7 (the “Retained Employees”) to employment agreements or offer letters with the Company on terms and conditions that are reasonably acceptable to the Company, the Buyer and the Retained Employees. Following the date of this Agreement, the Company shall allow the Buyer reasonable access upon reasonable advance notice to meet with and interview the Retained Employees during normal business hours; provided, however, that such access shall not unduly interfere with the conduct of the Company.

8.8. Restrictive Covenants.

(a) General. Each Seller acknowledges that this Agreement, and the specific covenants set forth in this Section 8.8 (the “Restrictive Covenants”), have been entered into by such Seller in connection with the sale of the Company Shares (including the goodwill thereof) to the Buyer pursuant to this Agreement. With respect to any Seller that will be an employee of the Buyer or any Affiliates of the Buyer following the Closing, the Restrictive Covenants shall be interpreted to be in furtherance, and not in limitation, of the employment duties of such Seller to the Buyer or such Affiliate of Buyer.

(b) Non-Competition.

(i) In order to protect the legitimate business interest of the Buyer, Guarantor and its affiliates, including but not limited to RCP Advisors 3, LLC (each, a “P10 Entity” and collectively, the “P10 Entities”), and the good and valuable consideration offered to each Seller, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Seller shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, whether as an agent, employee, partner, joint venturer, investor or otherwise, engage in any Competitive Activity (as defined below), or accept any investment capital from or own any interest in (other than through the passive ownership of less than 2% of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange) any Competitive Enterprise anywhere in the world.

(ii) For purposes of this Section 8.8, “Competitive Activity” shall mean the Seller, directly or indirectly, for himself or for any other person, (i) accepting investment capital from any source for purposes of managing such capital in accordance with investment strategies, trading strategies or any other business activities identical or similar to any of those engaged in by a P10 Entity (other than in such Seller’s capacity as an employee of the Company), including but not limited to private equity, buyout, lending, debt, small business investment company or “fund-of-funds” strategies (including the management of “secondary fund-of-funds” investment vehicles or any other investment vehicle or separate account with a substantially similar investment strategy to any of the investment vehicles or separate accounts and strategies set forth in this sentence), (ii) participating in any Competitive Enterprise (defined below); provided that the passive ownership by such Seller of not more than two percent (2%) of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange will not be deemed to be a Competitive Activity, so long as such Seller is not otherwise participating in the business of such corporation and/or (iii) directly or indirectly, in any capacity, interfering, or attempting to interfere, with the relationship between a Buyer Investor (defined below) and a P10 Entity.

(iii) “Competitive Enterprise” shall mean any business or entity, regardless of its size or the form of the business or form of the entity conducting such business, that, directly or indirectly, (i) engages in any of the investment strategies, trading strategies or any other business activities identical or similar to any of those engaged in by a P10 Entity, or (ii) owns or controls a significant interest in any entity that engages in any of the investment strategies, trading strategies or any other business activities identical or similar to any of those engaged in by a P10 Entity.

(iv) This Section 8.8 does not, in any way, restrict or impede any Seller from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any Applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that compliance does not exceed that required by the law, regulation, or order. Each Seller shall promptly provide written notice of any order to the Buyer.

(c) Non-Solicitation of Employees. Each Seller shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the P10 Entities during the Restricted Period; provided, however, that the foregoing provision shall not prohibit solicitations made by such Seller to the general public or such Seller’s serving as a reference for any such employee upon request.

(d) Non-Solicitation of Buyer Investors. In order to protect the legitimate business interest of the P10 Entities, and the good and valuable consideration offered to each Seller, during the Restricted Period:

(i) Each Seller agrees not to, directly or indirectly, in any capacity, contact and/or solicit any Buyer Investor (other than in such Seller’s capacity as an employee of the Company) for purposes of providing investment management services that utilize any investment or trading strategies that are identical or similar to any investment or trading strategies utilized by a P10 Entity.

(ii) Each Seller agrees not to, directly or indirectly, in any capacity, accept investment capital from any Buyer Investor (other than in such Seller’s capacity as an employee of the Company).

(iii) Each Seller agrees not to, directly or indirectly, in any capacity, interfere, or attempt to interfere, with the relationship between any Buyer Investor and a P10 Entity.

(iv) “Buyer Investor” means any person or entity that is invested in any fund or any other pooled investment vehicle, separate account or other financial product sponsored or managed by a P10 Entity, or an advisory client of a P10 Entity, during the Restricted Period.

(e) Nothing in this Section 8.8 shall prohibit (a) any Seller from purchasing publicly traded securities of any corporation, provided that this ownership represents a passive investment and that such Seller is not a controlling person of, or a member of a group that controls, the corporation; (b) any Seller’s passive investment as a limited partner or similar capacity in a private equity fund or other investment vehicle or other business enterprise managed by another person or entity; or (c) any Seller from investing for the account of himself and his family members.

(f) Modification. If at the time of enforcement of the provisions of this Section 8.8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Applicable Laws.

(g) Tolling of Restrictive Period. The running of the Restricted Period with respect to any Seller shall be tolled during the period of any breach by such Seller of any of the Restrictive Covenants.

(h) Reasonableness of Restrictions. Each Seller acknowledges and agrees that he derived (and/or will derive) substantial economic benefit in connection with the transactions contemplated by this Agreement, and that the scope of activity, periods of time and the geographic area applicable to the Restrictive Covenants are reasonable.

(i) Remedies. Without intending to limit the remedies available to the Buyer, the Buyer Group and their Subsidiaries and Affiliates, each Seller acknowledges that a breach of any of the Restrictive Covenants may result in material irreparable injury to the Buyer, the Buyer Group or any of their respective Subsidiaries or Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Buyer, the Buyer Group or any of their respective Subsidiaries or Affiliates shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach, restraining such Seller from engaging in activities prohibited by this Section 8.8 or such other relief as may be required to specifically enforce any of the Restrictive Covenants.

8.9. Termination of Certain Employees. Prior to the Closing, the Company shall terminate the employment of the individuals set forth on Schedule 8.9. For the avoidance of doubt, any severance, termination or similar amounts payable to the individuals set forth on Schedule 8.9, including the employer portion of any employment or payroll Taxes payable with respect thereto, shall be a “Transaction Expense”.

8.10. Employee Matters. Prior to the Closing, the Company shall cause to be approved board resolutions terminating the Company Pension Plan effective prior to the Closing Date. The Sellers shall provide the Buyer with copies of such board resolutions at least three (3) Business Days prior to the effective date of such termination. Prior to the effective date of such termination, the Company shall use commercially reasonable efforts to cause to be timely delivered to all participants in such plans any required legal notices pertaining to such terminations, including any required Notice to Terminate (as required under ERISA) and any required ERISA section 204(h) notice. The Sellers shall provide the Buyer with copies of any such notices for review and reasonable comment reasonably in advance of delivery thereof. Prior to the Closing, the Company shall cause to be approved board resolutions terminating each of the Company Profit Sharing Plans, subject to the Closing, effective as of the day prior to the Closing Date. The Sellers shall provide the Buyer with copies of such board resolutions at least three (3) Business Days prior to the Closing Date. Effective as of, or as soon as administratively practicable following, the Closing, each Continuing Employee shall be eligible to participate in a tax-qualified defined contribution plan established or designated by the Buyer (the “Buyer 401(k) Plan”), subject to the terms and conditions of the Buyer 401(k) Plan. As soon as practicable after the Closing and to the extent not prohibited under Applicable Law, the Buyer shall take all actions necessary to provide that each Continuing Employee who is a participant in the Company Profit Sharing Plans (a) shall be immediately eligible to commence participation in the Buyer 401(k) Plan as of the Closing Date, (b) shall be given an opportunity to receive a distribution of his or her account balance under the Company Profit Sharing Plans and (c) may elect to rollover his or her full account balance (including any outstanding loans) in the Company Profit Sharing Plans to the Buyer 401(k) Plan.

SECTION 9

COVENANTS OF THE BUYER.

9.1. Actions Before Closing Date. The Buyer shall not take any action that causes it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in Section 12 hereof, as the case may be, would not be satisfied.

9.2. Consents and Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, the Buyer shall use its reasonable best efforts to obtain all consents and approvals of Governmental Entities and third parties legally required to be obtained by it to effect the transactions contemplated by this Agreement, including any consents and approvals set forth on Exhibit K and Schedule 5.4.

(b) Upon the terms and subject to the conditions of this Agreement, the Buyer shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to (i) consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby and (ii) comply with its obligations hereunder.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require, and the reasonable best efforts referenced in the immediately preceding clause (a) and clause (b) shall not include, the consent by the Buyer or any Affiliate of the Buyer to any divestitures or licenses of assets, supply or exchange agreements, hold separate agreements or any similar actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals.

(d) The Buyer shall provide reasonable assistance and cooperation with each of the Company, the Sellers and the FP Funds in its preparation and filing of all documents required to be submitted by the Company, the Sellers and/or the FP Funds to any Governmental Entities, in connection with such transactions and in its obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Company in connection with such transactions, including the approval of the SBA (which assistance and cooperation shall include, without limitation, timely furnishing to the Company, the Sellers and the FP Funds all reasonably requested information concerning the Buyer Group required to be included in such documents or that would be helpful in obtaining any such required consent, waiver, authorization or approval). In furtherance and not in limitation of the foregoing, the Buyer shall permit the Sellers and the Company to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby.

9.3. Employee Matters.

(a) During the period beginning on the Closing and ending on the one year anniversary of the Closing Date, Buyer (or any member of the Buyer Group) shall provide employees of the Company (other than the Sellers), who remain employed by the Buyer (or any member of the Buyer Group) following the Closing (each, a “Continuing Employee”) (i) with base salaries or wages and annual cash incentive opportunities that are no less favorable in the aggregate than the base salaries or wages and annual cash incentive opportunities, provided to such Continuing Employees immediately prior to the Closing Date, and (ii) with employee benefits (including severance and excluding equity arrangements, phantom equity arrangements, retiree health and welfare benefits and defined benefit pension plans) that are substantially comparable in the aggregate to such benefits provided to such Continuing Employees under the applicable Plans immediately prior to the Closing Date. The Buyer shall not, and shall cause the Company not to, terminate or materially modify the Company’s bonus plan for 2019, and the Buyer shall, and shall cause the Company to, pay on or prior to December 31, 2019 all amounts earned under the Company’s bonus plan for 2019 in accordance therewith and in the mediums prescribed in the applicable offer letters delivered to Continuing Employees, upon attainment of the applicable performance measures (which shall not be materially modified by the Buyer) and subject to the terms of the Company’s bonus plan for 2019. For purposes of determining (i) eligibility to participate, (ii) level of benefits and vesting, and (iii) benefit accruals under any severance or paid time off policies or plans, in each case, under any “employee benefit plan,” as defined in Section 3(3) of ERISA or any other benefit plan or arrangement maintained by the Buyer Group in which any Continuing Employee is eligible to participate on or after the Closing Date (including any vacation, sick pay and severance program), each Continuing Employee’s service with the Company (as well as service with any predecessor employer) prior to the Closing Date shall be treated as service with the Buyer Group as of the Closing Date to the same extent that such service was recognized prior to the Closing Date under a comparable Plan in which such Continuing Employee participated; provided that the foregoing shall not apply to the extent that it would result in any duplication of analogous benefits for the same period of service or the crediting of service under a newly established plan of the Buyer Group for which prior service is not taken into account for similarly situated employees of the Buyer Group generally. From and after the Closing, the Buyer shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Continuing Employee, and each employee, officer, director, or consultant of the Company (whether current, former or retired) or their dependents, spouses, or beneficiaries, arising under the terms of, or in connection with, any Plan in accordance with the terms thereof. Following the Closing, none of the Company, Buyer or any other member of the Buyer Group shall be required to make any payment to or on behalf of any Seller or GP Entity in respect of any capital commitment, capital contribution, return obligation (including in respect of capital contributions or “clawback” of carried interest) or other payment owed by such Seller to any GP Entity or FP Fund. Following the Closing, the Company or the Buyer (or any member of the Buyer Group) shall be responsible for any contributions required to be made by any Continuing Employee (but not, for the avoidance of doubt, any Seller) to any GP Entity in existence on the Closing Date, to be funded in such a manner as determined by the Company, the

Buyer or such member of the Buyer Group, including by way of any management fee offset permitted under the limited partnership agreement or limited liability company (or equivalent) of any FP Fund. With respect to any group health plan maintained by the Buyer Group in which any Continuing Employee is eligible to participate on or after the Closing Date, Buyer shall (or shall cause the Buyer Group to) use commercially reasonable efforts to waive preexisting conditions, limitations, exclusions, evidence of insurability, required physical exams, actively-at-work requirements, waiting periods and similar limitations and requirements with respect to participation by and coverage of such Continuing Employee (and his or her eligible dependents). This Section 9.3(a) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.3(a), express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.3(a). Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, shall constitute an amendment to or any other modification of any Plan, or create any right to compensation or benefits of any nature or kind whatsoever.

(b) To the fullest extent not prohibited by Applicable Law, from and after the Closing, all rights to indemnification, exculpation and advancement of expenses now existing in favor of any individual under the organizational documents of the Company who, at the Closing, is entitled to exculpation, indemnification and advancement of expenses thereunder (collectively, the “D&O Indemnified Persons”) with respect to their activities as such prior to the Closing, as provided in the operating agreements, organizational documents, indemnification agreements or other contracts of the Company as in effect on the date hereof (the “Indemnity Arrangements”), shall survive the Closing and continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims. The Indemnity Arrangements shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 9.3 applies without the consent of such affected D&O Indemnified Person.

(c) Prior to the Closing, the Buyer shall, or shall cause the Company as of the Closing to obtain and fully pay for a non-cancellable “tail” insurance policy with a claims period of at least six (6) years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions existing or occurring (or alleged to have occurred or existed) at or prior to the Closing (including in connection with this Agreement, the Ancillary Agreements, or the transactions or actions contemplated hereby or thereby). The Buyer shall not, and shall cause its Affiliates not to, cancel or modify the D&O Insurance. In the event that, after the Closing Date, the Company or the Buyer or any of their respective successors or assigns (i) consolidates with or mergers into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or the Buyer, as the case may be, shall assume the obligations set forth in this Section 9.3. The provisions of Sections 9.3(b) and (c) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other representatives. The provisions of this Section 9.3(c) shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.4. Capital Contributions and Carried Interest; Fund Administration. Following the Closing, the Buyer shall not be entitled to receive any equity interests or Carried Interest in respect of any FP Fund in existence as of the date hereof, any GP Entity in existence as of the date hereof or any other entity set forth on Schedule 9.4. Buyer shall cause the Company to continue administering the FP Funds in compliance with their governing agreements and Applicable Law.

9.5. R&W Policy. Buyer and its Affiliates shall cause the R&W Policy to be bound effective as of the Closing. The Buyer shall timely pay all premiums and other amounts required to cause the R&W Policy to become effective in accordance with its terms. The Buyer will not, and will cause its Affiliates not to, amend, waive or otherwise modify the R&W Policy in any manner that is adverse to the Sellers without the prior written consent of the Seller Representative. The R&W Policy shall provide that the R&W Insurer shall have no subrogation right, entitlement of privilege, or any recourse whatsoever, against the Sellers or their Affiliates pursuant to this Agreement, the R&W Policy, the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, or otherwise, except against a Seller in the case of a matter arising directly from such Seller’s actual Fraud.Following the Closing, the Buyer shall not modify or amend the R&W Policy’s subrogation or third-party beneficiary provisions benefitting the Sellers or their Affiliates in any manner without the prior written consent of the Seller Representative.

9.6. Release.

(a) As of the Closing, each Seller, on behalf of himself and his Affiliates (as applicable, “Seller Releasing Person”), hereby releases and forever discharges the Company, the Buyer, their respective Affiliates, and the respective Representatives of each of the foregoing (each, solely in their capacity as such, a “Seller Released Person”) from all debts, demands, Actions, covenants, torts, damages and all defenses, offsets, judgments and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Seller Released Person, which any Seller Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters directly or indirectly relating to the Company (individually a “Seller Released Claim” and collectively the “Seller Released Claims”); provided, however, that nothing contained herein will operate to release, and the term Seller Released Claims shall not include (A) any obligations of the Company to any employee with respect to accrued and unpaid salary, paid time off, expense reimbursement or employee benefits arising, in each case, in the ordinary course; (B) any obligation of the Company or the Buyer arising under this Agreement or any Ancillary Agreement; (C) any indemnification obligations of the Company to any Seller Releasing Person under the Organizational Documents, or (D) any obligations of the Company to any Seller Releasing Person in respect of any capital contributions made by a Seller Releasing Person or accrued but unpaid Carried Interest due to any Seller Releasing Person. Notwithstanding the foregoing, no GP Entity or FP Fund shall be deemed a Seller Releasing Person.

(b) Each Seller Releasing Person:

(i) expressly waives and relinquishes all rights and benefits that such Seller Releasing Person may have under Applicable Law, including any state law or any common law principles limiting waivers of unknown claims,

(ii) understands that the facts and circumstances under which such Seller Releasing Person gives this full and complete release and discharge of the Seller Released Persons may hereafter prove to be different than now known or believed to be true by such Seller Releasing Person; and

(iii) accepts and assumes the risk thereof and agrees that such Seller Releasing Persons’ full and complete release and discharge of the Seller Released Persons with respect to the matters described in this Section 9.6 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

(c) Notwithstanding the foregoing, this Section 9.6 does not limit the provisions of Section 10, Section 11 or Section 14 or the rights of any Indemnified Party thereunder or any representation, warranty, covenant or other obligation expressly set forth in this Agreement.

9.7. Post-Closing Plan Payments. If and to the extent any amounts accrued in respect of the fiscal year ended December 31, 2019 under the Company Pension Plan or the Company Profit Sharing Plans were specifically taken into account as Indebtedness in the calculation of the Final Closing Amount, the Buyer shall, or shall cause the Company to, contribute such amounts (i) under the Company Pension Plan on or before March 27, 2020, and (ii) under the Company Profit Sharing Plans on or before April 15, 2020, in each case in accordance with the terms of each such plan.

SECTION 10

TAXES.

10.1. Transfer Taxes. All sales, transfer, use, documentary, stamp, gross receipts, registration, controlling interest, transfer, conveyance, excise, recording, license and other similar Taxes and fees together with any interest and penalties thereon (“Transfer Taxes”) imposed as a result of the sale of the Company Shares to the Buyer shall be borne 50% by the Sellers and 50% by the Buyer, provided, however that if any party executes this Agreement or any other document pursuant to which the Company Shares are transferred or which contains an agreement to transfer the Company Shares (together, the “Transaction Documents”) in the United Kingdom or, in the case of Transaction Documents which are executed outside the United Kingdom, if any party fails to use best efforts to retain the original executed Transaction Documents outside the United Kingdom, such party shall bear 100% of any Transfer Taxes, including without limitation penalties, which result from such party executing such Transaction Document in the United Kingdom or failing to use best efforts to retain the original executed Transaction Documents outside the United Kingdom. Subject to the foregoing sentence, the party obligated by Applicable

Law to pay and remit any Transfer Taxes shall timely remit to the relevant Taxing Authority all such amounts owed and the other party shall promptly reimburse the paying party for the portion (if any) of such Transfer Taxes for which it is obligated under the first sentence of this Section 10.1. The parties shall use reasonable efforts in cooperating to minimize the incidence of any Transfer Taxes. The party who is obligated by Applicable Law to file any Tax Return relating to Transfer Taxes shall prepare and file such Tax Return and provide the other party opportunity for review and comment.

10.2. Tax Matters.

(a) Tax Returns. The Seller Representative shall prepare and timely file (taking into account extensions), or cause to be prepared and timely filed, all Tax Returns of the Company (i) that are required to be filed prior to the Closing Date, or (ii) that are income Tax Returns for a Tax period that begins prior to and ends prior to the Closing Date (including, for avoidance of doubt, the final IRS Form 1120-S of the Company), and shall promptly pay (or cause to be paid) all Taxes that are reflected on such Tax Returns. The Buyer shall prepare and timely file all other Tax Returns of the Company that relate to any Pre-Closing Tax Period or Straddle Period in a manner consistent with past practice, except as otherwise required by Applicable Law. At least fifteen (15) days prior to the filing deadline (or, with respect to any such Tax Returns (if any) that are due within twenty (20) days of the Closing Date, as soon as reasonably practicable prior to the filing deadline), the Buyer (i) shall provide the Seller Representative with a copy of any such Tax Return and (ii) shall reflect any reasonable comments made by the Seller Representative with respect to the preparation of such Tax Return. The Sellers shall be responsible for (1) all Taxes that are shown as due on any such Tax Return filed by the Buyer relating to any Pre-Closing Tax Period and (2) for the pre-Closing portion of any Taxes that are shown as due on any such Tax Return for a Straddle Period (as determined in accordance with Section 10.3). No later than five (5) Business Days prior to the due date of any such Tax Return, the Sellers’ Representative shall pay to the Buyer, on behalf of the Sellers, the amount of Taxes that are the Sellers’ responsibility with respect to such Tax Return under the prior sentence, to the extent such Taxes were not accrued as a liability in Final Net Working Capital.

(b) Tax Proceedings. The Buyer and the Seller Representative shall promptly notify each other upon receiving notice of any pending or threatened Tax proceeding that could result in Tax liability for the Company with respect to a Pre-Closing Tax Period or a Straddle Period. The Seller Representative shall control any Tax proceeding with respect to the Company that relates solely to any Tax period ending on or prior to the Closing Date. The Buyer shall control all other Tax proceedings with respect to the Company. The Seller Representative shall consult with the Buyer regarding any Tax proceeding with respect to the Company that the Seller Representative controls and that could result in Tax liability for the Company, provide the Buyer with information and documents related thereto, permit the Buyer or its representative to attend and participate in any such Tax proceeding, and not settle any such Tax proceeding without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall consult with the Seller Representative regarding any other Tax proceeding with respect to the Company that the Buyer controls and that could result in Tax liability for the Company in respect of which the Sellers may become obligated to make any indemnity payment pursuant to Section 11, provide the Seller Representative with information and documents related thereto, permit the Seller Representative to attend and participate in any such Tax proceeding, and, solely with respect to a tax proceeding that would give rise to Tax liability for the Company for a period after the Closing Date, not settle any such Tax proceeding without the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The provisions of this Section 10.2(b) shall apply notwithstanding anything to the contrary in Sections 11.6, 11.8 or 11.9.

(c) Allocation of Tax Liability.

(i) If the liability for Taxes for a Straddle Period is based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to the pre-Closing portion of such Straddle Period shall be an amount of Taxes determined by closing the books of the Company as of the close of business on the Closing Date.

(ii) If the liability for Taxes for a Straddle Period is determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to the pre-Closing portion of such Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(d) Tax Treatment of Acquisition.

(i) The parties agree that, as a result of the occurrence of the Closing, for U.S. federal income tax purposes, the final taxable year of the Company as an “S corporation” (within the meaning of Section 1361(a)(1) of the Code) will end as of the end of the day prior to the Closing Date, and a new, short taxable period of the Company (as a subchapter C corporation) will begin as of the beginning of the Closing Date.

(ii) The parties agree that the transactions contemplated hereby shall constitute (i) with respect to the issuance of the Series A Preferred Units to Sellers in exchange for a portion of the Company Shares, a tax-deferred contribution of property to a partnership within the meaning of Section 721(a) of the Code, and (ii) with respect to the payment of the Base Consideration to Sellers in exchange for the remainder of the Company Shares, a taxable sale for U.S. federal income tax purposes.

(iii) The parties hereto shall report, act and file their Tax Returns in all respects and for all purposes consistent with the foregoing treatment and no party shall take any position on a Tax Return that is inconsistent with the foregoing provisions of this Section 10.3(d).

SECTION 11

INDEMNIFICATION.

11.1. Survival. The parties hereto agree that (i) the Fundamental Representations shall survive the Closing for a period of five (5) years following the Closing Date, (ii) the representations and warranties in Section 5.9 shall survive the Closing until sixty (60) days after the end of the applicable statute of limitations, (iii) each other representation and warranty set forth in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing

Date, (iv) the covenants and agreements contained in this Agreement which expressly contemplate performance after the Closing shall survive the Closing for the period contemplated by their respective terms, and (v) all covenants and agreements contained in this Agreement (other than the covenants described in clause (iv)) shall terminate effective as of the Closing (or upon the earlier termination of this Agreement). No assertion of entitlement to indemnification, claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnified Party (as defined below), unless notice of such assertion, claim, lawsuit or other proceeding is given to the Indemnifying Party (as defined below) in accordance with Section 11.6 prior to the end of the applicable survival period set forth in this Section 11.1.

11.2. Indemnification from the Indemnity Escrow Account and the R&W Policy. Subject to the applicable limitations set forth in this Section 11, from and after the Closing Date, the Buyer, the Buyer Group, and their respective Subsidiaries, Affiliates, directors, officers, members, managers, agents and employees (the “Buyer Indemnified Parties”), shall be indemnified and held harmless from, against and in respect of any Losses suffered or incurred by a Buyer Indemnified Party arising out of or resulting from any breach of any representation or warranty of the Company contained in Section 5 of this Agreement or of the Sellers contained in Sections 6.2, 6.3 or 6.5 of this Agreement, solely through the payment of funds from the Indemnity Escrow Account (and only to the extent that funds from the Indemnity Escrow Account are available to pay for such Losses) and the R&W Policy.

11.3. Indemnification by the Sellers.

(a) Subject to the limitations set forth in this Section 11, the Buyer Indemnified Parties shall be indemnified and held harmless by each of the Sellers, individually for itself, from, against and in respect of any Losses suffered or incurred by a Buyer Indemnified Party arising out of or resulting from:

(i) any breach of any Seller Fundamental Representation made by such Seller; and

(ii) any failure of such Seller to perform any covenant or agreement contained in this Agreement which expressly contemplates performance by such Seller after the Closing.

(b) Subject to the limitations set forth in this Section 11, the Buyer Indemnified Parties shall be indemnified and held harmless by the Sellers (on a joint and several basis) from, against and in respect of any Indemnified Taxes.

11.4. Indemnification by the Buyer. Subject to the limitations set forth in this Section 11, the Sellers shall be indemnified and held harmless by the Buyer (in accordance with each Seller’s Seller Percentage) from, against and in respect of any Losses suffered or incurred by the Sellers arising out of or resulting from:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement; and

(b) any failure of the Buyer or the Company to perform any covenant or agreement contained in this Agreement which expressly contemplates performance by the Buyer or the Company after the Closing.

11.5. Limitations and Other Terms. The rights of the Buyer Indemnified Parties to indemnification pursuant to the provisions of this Section 11 are subject to the following limitations:

(a) No individual claim by any Buyer Indemnified Party for any Losses pursuant to Section 11.2 may be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $10,000 (which Losses will not be counted toward the Deductible).

(b) The Buyer Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 11.2 until the aggregate amount of the Buyer Indemnified Parties’ Losses under Section 11.2 exceeds $705,000 (the “Deductible”), after which the Buyer Indemnified Parties may seek indemnification for any Losses from the first dollar thereof, up to the Indemnity Escrow Amount.

(c) The cumulative indemnification obligations of each Seller under Section 11.3 shall in no event exceed the sum of the aggregate consideration received by such Seller under this Agreement.

(d) Subject to the applicable limitations set forth in this Section 11, in the event that any Buyer Indemnified Party is entitled to indemnification for any Losses pursuant to Section 11.2, the Buyer Indemnified Party shall be required to seek recovery (i) first, through payment from the Indemnity Escrow Account, until the earlier of (x) eighteen (18) months after the Closing Date (the “Escrow Expiration Date”) or (y) the date when the funds in the Indemnity Escrow Account are reduced to zero, and (ii) second, through recovery from the R&W Policy (after the retention thereunder has been exhausted). The Indemnity Escrow Account and the R&W Policy shall be the sole and exclusive source of recovery of the Buyer Indemnified Parties with respect to any and all Losses of the Buyer Indemnified Parties arising from or relating to any breach of any of the representations and warranties set forth in Section 5, 6.2, 6.3, and 6.5 and in no event may a Buyer Indemnified Party recover any Losses under Section 11.2 from any Seller (or any other Person).

(e) The amount of any Losses for which indemnification is provided for under this Section 11 shall be reduced by (i) any insurance proceeds or other amounts actually received by the applicable Indemnified Party from third parties with respect to such Losses, net of any deductible or any other expense incurred by the Indemnified Parties in obtaining such recovery and (ii) all indemnity, contribution and similar payments received or reasonably expected to be received by the Indemnified Party (or its parent or any of its Subsidiaries) in respect of any such claim. The Indemnified Party will use its commercially reasonable efforts to recover under insurance policies and indemnity, contribution and similar agreements for any Losses prior to seeking indemnification under this Agreement. If the Indemnified Party (or its parent or any of its Subsidiaries) receives any such payment after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse the Indemnifying Party for the amount of such payment to the extent that such amount was not already deducted from the indemnification payment made by the Indemnifying Party or from the Indemnity Escrow Account, or, prior to the Escrow Expiration Date, return such amount to the Indemnity Escrow Account. For the avoidance of doubt, and without limitation to the provisions of Section 11.2, 11.3 or 11.4, an Indemnified Party will not have any indemnity, contribution or similar rights against any Related Party.

(f) In no event will any Buyer Indemnified Party be entitled to recover any punitive damages (except to the extent payable as a result of a Third-Party Claim).

(g) In no event will any Buyer Indemnified Party be entitled to recover any Losses to the extent such Losses are included in the calculation of the Final Closing Amount.

(h) For purposes of this Section 11, any breach of, or inaccuracy in, any representation or warranty contained in this Agreement (as well as any certificate delivered pursuant to this Agreement) (other than the representations and warranties set forth in the first sentence of Section 5.14 and Section 5.18(a)), as well as the amount of any Losses resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, or “Material Adverse Effect”, or any similar term, qualification or limitation based on materiality contained herein.

11.6. Procedures for Indemnification.

(a) If a party entitled to indemnification under this Section 11 (an “Indemnified Party”) asserts that it has suffered or incurred a Loss for which it is entitled to indemnification from the Indemnity Escrow Account pursuant to Section 11.2 or that a party obligated to indemnify it has become obligated to such Indemnified Party pursuant to Section 11.3 or 11.4, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnified Party may become entitled to indemnification from the Indemnity Escrow Account pursuant to Section 11.2 or a party obligated to indemnify it has become obligated to an Indemnified Party under Section 11.3 or 11.4, such Indemnified Party shall give prompt written notice to (i) in the case of a claim for indemnification pursuant to Section 11.2, the Seller Representative, (ii) in the case of a claim for indemnification pursuant to Section 11.3, the applicable Seller against whom such claim is asserted, and (iii) in the case of a claim for indemnification pursuant to Section 11.4, the Buyer (each such person, an “Indemnifying Party”). No delay in delivering such written notice to the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder or prevent the Indemnifying Party from recovering in respect of any claim for indemnification pursuant to and in accordance with this Section 11 unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party will describe the claim giving rise to an obligation of indemnification in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim. Within 30 days after delivery of a notice pursuant to this Section 11.6 (the “Response Period”), the Indemnifying Party shall deliver to the Indemnified Party a written response to such notice. If, during the Response Period, the

Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification of the Losses described in such notice, the parties shall use their commercially reasonable efforts to settle such disputed matters within 30 days following the expiration of the Response Period. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to the parties hereto during any such negotiations and any subsequent dispute arising therefrom. If the parties are unable to reach agreement within such 30-day period, the dispute may be resolved by any legally available means consistent with the provisions of Section 15.2.

(b) This Section 11.6(b) shall apply to any suit, action, investigation, claim or proceeding asserted by a third party against an Indemnified Party (a “Third-Party Claim”). The parties hereto shall cooperate and provide reasonable assistance in the defense or prosecution thereof. The Indemnified Party may not settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). No Indemnified Party nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. The Indemnified Party and the Indemnifying Party will cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) To the extent of any conflict between Section 10.2(b) and this Section 11.6, Section 10.2(b) shall govern.

11.7. [Intentionally Omitted].

11.8. Exclusive Remedy. The parties hereto acknowledge and agree that, following the Closing, the indemnification provisions of Section 11 shall be the sole and exclusive remedies of the parties hereto for any claim (regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, or otherwise)) that any party may at any time suffer or incur, or become subject to, as a result of or in connection with, or otherwise under this Agreement or the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement (including in any certificates delivered hereunder) by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, except (a) as provided in Section 3.2, (b) as provided in Section 15.16 or (c) in the event of a claim against a Person for such Person’s Fraud. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Ancillary Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any law, except pursuant to Section 3.2, this Section 11, Section 15.16 or in the event of a claim against a Person for such Person’s Fraud. Notwithstanding anything herein to the contrary, no Seller shall have any liability pursuant to or arising from this Agreement or the Ancillary Agreements in an aggregate amount in excess of the aggregate consideration received by such Seller pursuant to this Agreement. The Sellers shall have no liability in addition to what has been provided under Section 11.3, and the limitations of liability under this Section 11 shall not be limited, restricted or affected in any manner on the basis that: (a) the R&W Policy is not in force on the Closing Date for any reason; (b) the R&W Policy is terminated or cancelled or becomes null and of no effect at any time after the Closing Date for any reason; or (c) the R&W Policy provider refuses, omits, is unable to or delays to make any payment under the R&W Policy for any reason, whether or not the R&W Policy provider is in default or not under the R&W Policy.

11.9. Indemnification Payments; Escrow Release.

(a) Within three (3) calendar days after the final determination of any amounts owing under Section 11.2, the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to the Buyer any such amounts due and owing under Section 11.2, up to the amount then-remaining in the Indemnity Escrow Account. Any amounts owing under Section 11.3 shall be paid by the applicable Seller to the Buyer by wire transfer of immediately available funds within three (3) calendar days after the final determination thereof. Any amounts owing under Section 11.4 shall be paid by the Buyer to the applicable Seller, as directed by the Seller Representative, by wire transfer of immediately available funds within three (3) calendar days after the final determination thereof.

(b) On the Escrow Expiration Date, the Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Seller Representative, for the benefit of the Sellers such amount, if any, then-remaining in the Indemnity Escrow Account less an amount equal to the aggregate dollar amount of claims for Losses made by the Buyer Indemnified Parties in good faith through the Escrow Expiration Date pursuant to this Section 11 that are then outstanding and unresolved (such amount of the retained Indemnity Escrow Amount, as it may be further reduced after the Escrow Expiration Date by distributions to, or for the benefit of, the Sellers as set forth below and recoveries by a Buyer Indemnified Party pursuant to this Section 11, the “Retained Indemnity Escrow Amount”). Such amount shall be allocated among and paid to the Sellers in accordance with the Seller Percentages.

(c) If and to the extent that after the Escrow Expiration Date, any claim for Losses is resolved for any amount less than what was retained for such claim at the Escrow Expiration Date, then Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Seller Representative, for the benefit of the Sellers (in accordance with the Seller Percentages), an aggregate amount of the Retained Indemnity Escrow Amount equal to such difference; provided that such distribution shall only be made to the extent that the Retained Indemnity Escrow Amount remaining after such distribution would be sufficient to cover the aggregate amount of all unresolved claims for Losses timely made by the Buyer Indemnified Parties in accordance with Section 11.6. If and to the extent that, after the Escrow Expiration Date, any outstanding claim timely made by any Buyer Indemnified Party in accordance with Section 11.6 for a Loss is resolved in favor of such Buyer Indemnified Party, such Buyer Indemnified Party shall be entitled to recover an amount from the Retained Indemnity Escrow Amount equal to the amount of such outstanding claim resolved in favor of such Buyer Indemnified Party.

11.10. Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, any payments pursuant to this Section 11 shall be treated as an adjustment to the consideration paid to the Sellers hereunder for the purchase of Company Shares.

11.11. Post-Closing Termination of Certain Employee(s). In the event that the Company terminates the individual set forth on Schedule 11.11 prior to the six (6)-month anniversary of the Closing Date, the Sellers (on a joint and several basis) shall indemnify the Company for any severance, termination or similar amounts payable to such individual, pursuant to any plan, program, policy, agreement or arrangement in place prior to the Closing Date, including the employer portion of any employment or payroll Taxes payable in connection therewith.

11.12. Guarantee. The Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligation and not as a surety, to the Sellers the payment and performance of the obligations of the Buyer under this Agreement (in each case, subject to all limitations, qualifications, terms and conditions of the Buyer’s obligations set forth herein), including, for the avoidance of doubt, any obligations of the Buyer under Section 11.4 of this Agreement. This guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collectability, irrespective of the validity, legality or enforceability of this Agreement or any other document or instrument contemplated hereby. The Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Guarantor, any of its Affiliates or any other entity or other Person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally. If any payment in respect of any of the guaranteed obligations is rescinded after receipt by the Sellers, the guaranty hereunder shall be automatically reinstated as if no such payment had ever been made. The Guarantor agrees that the Sellers shall not be required to prosecute collection, enforcement or other remedies against the Guarantor or to enforce or resort to any rights or remedies pertaining thereto, before calling on the Guarantor for payment or performance. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the obligations of the Guarantor set forth in this Agreement and notice of or proof of reliance by the Sellers upon this Section 11.12 or acceptance of this Section 11.12. The guaranty provided by the Guarantor pursuant to this Section 11.12 is an unconditional guarantee of payment and not of collection and is in no way conditioned upon any requirement that the Buyer or any other Person first attempt to collect any amounts from any Seller or resort to any security or other means of collecting payments required to be made by the Sellers hereunder. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.12 are made knowingly in contemplation of such benefits. The Guarantor represents and warrants that (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and (b) the execution, delivery and performance of this Agreement does not contravene any law to which the Guarantor is subject or result in any breach of any Contract to which the Guarantor is a party, other than such contravention or breach that would not be material to the Guarantor or limit its ability to carry out the terms and provisions of this Agreement.

SECTION 12

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS AND THE COMPANY.

The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Seller Representative in his sole discretion:

12.1. Representations and Warranties of the Buyer. The representations and warranties of Buyer (i) set forth in the Buyer Fundamental Representations shall be true and correct in all respects, and (ii) set forth in Section 7 (other than the Buyer Fundamental Representations), without giving effect to any materiality or material adverse effect qualifications therein, shall be true and correct, in the case of clauses (i) and (ii), as of the Closing Date (except to the extent such representation or warranty refers to a specific date, in which case such representation or warranty shall instead be true and correct as of such date) as if made by the Buyer on and as of the Closing Date, except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or a material delay in, the ability of the Buyer to consummate the transactions contemplated by this Agreement.

12.2. Performance of the Obligations of the Buyer. The Buyer shall have complied with and performed in all material respects all obligations required under this Agreement to be performed or complied with by it on or before the Closing Date.

12.3. Consents and Approvals. All Consents of any Governmental Entities set forth on Exhibit K shall have been duly obtained and shall be in full force and effect on the Closing Date.

12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.

12.5. Escrow Agreement. The Buyer and the Escrow Agent shall have duly executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit G.

12.6. Closing Certificate. The Buyer shall have delivered or caused to be delivered to the Seller Representative, a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions set forth in Section 12.1 and Section 12.2 have been satisfied.

12.7. Amended and Restated LLC Agreement. Prior to the Closing, the Buyer shall enter into the Amended and Restated LLC Agreement. In addition, at the Closing, the Guarantor and the Buyer Principals shall make all capital contributions required to be made by them pursuant to the Amended and Restated LLC Agreement.

12.8. No Guarantor Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Guarantor Material Adverse Effect.

SECTION 13

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

13.1. Representations and Warranties of the Company and the Sellers. The representations and warranties (i) set forth in the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects, (ii) set forth in Section 5 (other than the Company Fundamental Representations), without giving effect to any Company Material Adverse Effect or other materiality qualifications therein, shall be true and correct, and (iii) set forth in Section 6 (other than the Seller Fundamental Representations), without giving effect to any material adverse effect or other materiality qualifications therein, shall be true and correct, in the case of clauses (i) through (iii), as of the Closing Date (except to the extent such representation or warranty refers to a specific date, in which case such representation or warranty shall instead be true and correct as of such date) as if made by the Company or the applicable Seller, as applicable, on and as of the Closing Date, except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and in the case of clause (iii), to the extent that the failure of such representations and warranties of a Seller to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or a material delay in, the ability of such Seller to consummate the transactions contemplated by this Agreement.

13.2. Performance of the Obligations of the Sellers and the Company. Each of the Sellers and the Company shall have complied with and performed in all material respects all obligations required under this Agreement to be performed or complied by it or them on or before the Closing Date.

13.3. Consents and Approvals. All Consents of any Governmental Entities set forth on Exhibit K and all FP Fund Consents shall have been duly obtained and shall be in full force and effect on the Closing Date.

13.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.

13.5. No Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Company Material Adverse Effect.

13.6. Payoff of Indebtedness. At least two (2) days prior to the Closing Date, the Seller Representative shall have obtained and delivered to the Buyer (a) payoff letters (“Payoff Letters”) relating to the repayment at the Closing of all Indebtedness of the Company and the release of all Liens in connection therewith on the Closing Date and (b) wire instructions related to the payment at Closing of all Transaction Expenses (the “Transaction Expenses Wire Instructions”) and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services; provided, however, that in no event shall this Section 13.6 require the Seller Representative, the Seller or the Company to cause the termination of any contract, agreement or arrangement relating to Indebtedness other than as part of the Closing.

13.7. Escrow Agreement. The Seller Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit G.

13.8. FIRPTA Affidavit. Each Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

13.9. Closing Certificate. The Seller Representative shall have delivered or caused to be delivered to the Buyer, a certificate duly executed by the Seller Representative, dated as of the Closing Date, stating that the conditions set forth in Section 13.1 and Section 13.2 have been satisfied.

13.10. Termination of Certain Employees. The Company shall have terminated the employment of the individuals set forth on Schedule 8.9.

13.11. Resignations. The Buyer shall have received at the Closing the resignation of all of the directors of the Company, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Seller prior to the Closing Date.

13.12. Amended and Restated Bylaws. Prior to the Closing, the Company shall enter into the Amended and Restated Bylaws of the Company in the form attached hereto as Exhibit L.

SECTION 14

TERMINATION.

14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Seller Representative and the Buyer;

(b) by the Buyer if any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of any of the conditions set forth in Section 13, and which breach cannot be cured by such Seller or the Company, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) two (2) Business Days prior to the Outside Date and (ii) the date that is 30 calendar days after receipt by the Seller Representative of notice in writing from the Buyer specifying the nature of such breach and requesting that it be cured (provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 14.1(b) if the Buyer is then in breach of the terms of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 12);

(c) by the Seller Representative if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of any of the conditions set forth in Section 12, and which breach cannot be cured by the Buyer, or, if capable of being cured, shall not have been cured prior to the earlier of (i) two (2) Business Days prior to the Outside Date and (ii) the date that is 30 calendar days after receipt by the Buyer of notice in writing from the Seller Representative specifying the nature of such breach and requesting that it be cured (provided, that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 14.1(c) if any Seller or the Company is then in breach of the terms of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 13);

(d) by the Seller Representative or the Buyer if (i) there shall be a final, non-appealable order of a federal or state court in effect permanently preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final, non-appealable action taken, or any judgement, decree, statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal; or

(e) by the Seller Representative or the Buyer if the Closing shall not have been consummated by May 31, 2020 (the “Outside Date”), provided that if the Closing has not occurred as of the Outside Date solely because the consent of the SBA has not been obtained as of such date, then the Outside Date shall be automatically extended for an additional period of sixty (60) days, provided further that the right to terminate this Agreement under this Section 14.1 (e) shall not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

14.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party hereto, or their respective officers, directors, equity owners or Affiliates, except to the extent that such termination results from the Willful Breach by a party hereto of this Agreement, and provided that the provisions of Section 14 and Section 15 hereof shall remain in full force and effect and survive any termination of this Agreement; provided, further, that the Confidentiality Agreement, dated as of May 22, 2019, by and between Silver Lane Advisors, LLC (on behalf of the Company) and the Buyer (the “Confidentiality Agreement”) will survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional two (2) year period), and there will be no liability on the part of any of the parties to one another, except for Willful Breaches. Nothing in this Section 14 will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

SECTION 15

MISCELLANEOUS.

15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate of the Buyer; provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

15.2. Governing Law, Jurisdiction; Forum. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of, the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to such jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.3. Expenses. Except as expressly set forth herein, all fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs. Notwithstanding the foregoing, (a) the Buyer shall be responsible for the costs and fees of the R&W Policy and fifty percent (50%) of the costs and fees of the Escrow Agent, and (b) the other fifty percent (50%) of the costs and fees of the Escrow Agent and the cost of the insurance policy contemplated by Section 9.3(c) shall be a Transaction Expense.

15.4. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

15.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail transmission to the electronic mail address given below, and telephonic or electronic mail confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Sellers or the Seller Representative:

Five Points Capital, Inc.

101 N Cherry St #700

Winston-Salem, NC 27101

Attention: David G. Townsend

E-mail: dtownsend@fivepointscapital.com

with a copy to:

Proskauer Rose LLP

One International Place

Boston, MA 02110

Attention: David W. Tegeler and Steven M. Peck

E-mail: dtegeler@proskauer.com and speck@proskauer.com

If to the Buyer or the Guarantor:

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attention: C. Clark Webb and William F. Souder, Jr.

Email: ccw@210capital.com and fsouder@rcpadvisors.com

with a copy to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Dallas, Texas 75201

Attention: David L. Sinak and Doug Rayburn

E-mail: dsinak@gibsondunn.com and drayburn@gibsondunn.com

Any party may change its address for the purpose of this Section 15.5 by giving the other party written notice of its new address in the manner set forth above.

15.6. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and the Seller Representative, or in the case of a waiver, by the Buyer or the Seller Representative, as applicable, waiving compliance. Any waiver by the Buyer or the Seller Representative of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

15.7. Public Announcements and Confidentiality. The Buyer, the Company and the Sellers shall not (and shall ensure that their Affiliates, equity holders, directors, officers, employees, agents and other representatives do not) issue a press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the transactions contemplated by this Agreement except, in the case of the Company (following the Closing) or the Buyer, with the written consent of the Seller Representative, or in the case of the Company (prior to the Closing) or any Seller, with the written consent of the Buyer, except in each case as required by Applicable Law, in the reasonable opinion of counsel, in which case the Buyer and the Seller Representative will have the right to reasonably review such press release, announcement or communication prior to its issuance, distribution or publication.

15.8. Confidential Information. (a) Each Seller understands and agrees that any information regarding the business conducted by the Company, including, without limitation, any and all trade secrets related thereto (“Confidential Information”), constitutes valuable assets and, following the Closing, agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, disclose any Confidential Information except solely to the extent necessary for any Seller to perform his, her or its obligations as an employee of the Company, the Buyer or the Buyer Group or in connection with the resolution of disputes and indemnification claims under this Agreement; provided, however, that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Seller or (ii) first becomes available to any Seller after the Closing Date directly or indirectly from a source other than the Company or the Buyer, provided that such source is not known by such Seller to be bound by a confidentiality agreement with the Buyer or its Affiliates or otherwise prohibited from transmitting the information to any Seller by a contractual, legal or fiduciary obligation.

(b) Anything herein to the contrary notwithstanding, no Seller will be restricted from disclosing Confidential Information that is required to be disclosed by Applicable Law; provided, however, that in the event disclosure is required by Applicable Law after the Closing, (i) the applicable Seller shall provide the Buyer with as much advanced notice as is practicable of such requirement so that the Buyer may seek an appropriate protective order prior to any such required disclosure by such Seller, and (ii) the applicable Seller shall only disclose the portion of the Confidential Information that is required to be disclosed by the Applicable Law, as determined by outside counsel.

15.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

15.10. Parties in Interest. Except as provided in Section 9.3(b)-(c), Section 9.6, Section 11 and Section 15.15(a), which shall be enforceable by the parties entitled to the benefits thereunder, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the parties hereto. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the parties hereto.

15.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule to this Agreement to the extent that such disclosure is readily apparent on its face to be so applicable to such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

15.12. Section and Paragraph Headings. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

15.14. Authorization of Seller Representative. (a) David G. Townsend is hereby appointed, authorized and empowered to act as Seller Representative for the benefit of Sellers, as the exclusive agent and attorney-in-fact on behalf of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as Seller Representative has approved and to agree to such amendments or modifications thereto as the Seller Representative determines to be desirable);

(ii) to execute and deliver waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, and amendments hereto and thereto, as it may deem necessary or desirable, subject to any applicable reasonableness requirement set forth in this Agreement or the Escrow Agreement;

(iii) to receive all agreements, certificates and other documents to be delivered by the Buyer at the Closing pursuant to this Agreement;

(iv) to give and receive notices of service of process on behalf of each Seller under this Agreement;

(v) to direct the payment of all moneys and other proceeds and property payable to Seller Representative or the Sellers from the Buyer, the Indemnity Escrow Account and/or the Adjustment Escrow Account as described herein;

(vi) to enforce and protect the rights and interests of Sellers (including Seller Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Section 11), and to take any and all actions that Seller Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, suit or proceeding (a “Claim”) against the Buyer, defending any Third-Party Claims on behalf of the Seller, consenting to, compromising or settling any such Claims, conducting negotiations with the Buyer and its representatives regarding such Claims, and, in connection therewith, to, among other things: (A) assert any claim or institute any claim, action, suit, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, suit, proceeding or investigation initiated by the Buyer or any other Person, or by any federal, state or local Governmental Entity against Seller Representative and/or any of the Sellers, and receive process on behalf of any or all of the Sellers in any such claim, action, suit, proceeding or investigation and settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, suit, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; (D) settle any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such claim, action, suit, proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vii) to refrain from enforcing any right of any the Seller and/or the Seller Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Seller Representative; and

(viii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement. The Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, (ii) shall survive the consummation of the transactions contemplated by this Agreement, and (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Sellers.

(d) The Sellers, severally, shall indemnify and hold harmless the Seller Representative against any Losses resulting from its role as the Seller Representative.

(e) Each Seller shall be obligated to reimburse the Seller Representative for any out-of-pocket cost or expense incurred by the Seller Representative in connection with the exercise of its duties under this Section 15.14.

(f) In the event the Seller Representative resigns as the Seller Representative or upon the death or disability of the Seller Representative, the Sellers shall appoint by majority vote of the Sellers a substitute Seller Representative, who may be a Seller or any other Person.

15.15. Non-Recourse. Subject in all cases to the provisions of Section 11:

(a) This Agreement and the Ancillary Agreements may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements, may only be brought against the named parties to this Agreement or such Ancillary Agreements and then only with respect to the specific obligations set forth herein and therein with respect to the named parties to this Agreement or such Ancillary Agreements (in all cases, as limited by the provisions of Section 11). No Person who is not a named party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, the Sellers or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract, tort or otherwise) to the Buyer or any other Person resulting from (nor will the Buyer have any claim with respect to) (i) the distribution to the Buyer, or the Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to the Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract, tort or otherwise, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

15.16. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged and agreed that the parties hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15.16, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief.

15.17. Conflicts; Privileges.

(a) It is acknowledged by each of the parties hereto that the Company and the Seller Representative have retained Proskauer Rose LLP to act as their counsel in connection with the transactions contemplated hereby and that Proskauer Rose LLP has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of Proskauer Rose LLP for conflict of interest or any other purposes as a result thereof.

(b) The Buyer and the Company hereby: (i) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that Proskauer Rose LLP has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; and (ii) agree that, in the event that a dispute arises after the Closing between the Buyer or any of its Affiliates (including the Company) and the Seller Representative, the Sellers or any of their respective Affiliates, Proskauer Rose LLP may represent any such party in such dispute even though the interest of any such party may be directly adverse to the Buyer or any of its Affiliates (including the Company) and even though Proskauer Rose LLP may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or the Company.

(c) The parties hereto, for themselves and their respective Affiliates (including, as applicable, the Company), further agree that, as to all communications between or among Proskauer Rose LLP, the Sellers, the Seller Representative, and/or the Company that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller Representative and may be controlled by the Seller Representative and shall not pass to or be claimed by the Buyer or the Company. Accordingly, the Company shall not have access to any such communications or to the files of Proskauer Rose LLP relating to such engagement from and after the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:

FIVE POINTS CAPITAL, INC.

By:	/s/ David G. Townsend
Name: David G. Townsend
Title: President

SELLERS:

DAVID G. TOWNSEND REVOCABLE LIVING TRUST AGREEMENT DATED 9-9-2004

By:	/s/ David G. Townsend
Name: David G. Townsend
Title: Trustee

MARTIN PAUL GILMORE 2008 REVOCABLE TRUST DATED MARCH 17, 2008

By:	/s/ Martin P. Gilmore
Name: Martin P. Gilmore
Title: Trustee

By:	/s/ Thomas H. Westbrook
Thomas H. Westbrook

By:	/s/ Christopher N. Jones
Christopher N. Jones

[Signature Pages to Sale and Purchase Agreement]

SELLER REPRESENTATIVE:

By:	/s/ David G. Townsend
David G. Townsend

[Signature Pages to Sale and Purchase Agreement]

BUYER:

P10 INTERMEDIATE HOLDINGS LLC

By:	P10 Holdings, Inc., its sole member

By:	/s/ C. Clark Webb
Name: C. Clark Webb
Title: Co-Chief Executive Officer

GUARANTOR:

P10 HOLDINGS, INC.
(solely for purposes of Section 11.12)

By:	/s/ C. Clark Webb
Name: C. Clark Webb
Title: Co-Chief Executive Officer

[Signature Pages to Sale and Purchase Agreement]

Exhibit A

Persons Executing Employment Agreements

Exhibit B

Supplemental Transaction Agreement

Exhibit A

Investment LLC Agreement

Exhibit C

Side Letter Re: Management Fees (Sellers)

Exhibit D

Side Letter Re: Management Fees (Partners)

Exhibit E

Equityholders Agreement

Exhibit F

Form of Amended and Restated LLC Agreement

Exhibit G

Form of Escrow Agreement

Exhibit H

Illustration of Net Working Capital

Exhibit J

Form of Written Notice to each FP Fund and Investor in each FP Fund

Exhibit K

Consents and Approvals

Exhibit L

Form of Amended and Restated Bylaws of the Company